As filed with the United States Securities and Exchange Commission on November 23, 2009
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
True North Finance Corporation
(Formerly CS Financing Corporation)
(Exact name of registrant as specified in its charter)

DELAWARE	6162	20-3345780
(State or other jurisdiction of incorporation or	(Primary Standard Industrial Classification	(I.R.S. Employer Identification No.)
organization)	Code Number)
4999 France Avenue South, Suite 248
Minneapolis, Minnesota 55410
(952) 358-6120
(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive offices)
Todd A. Duckson
President
4999 France Avenue South, Suite 248
Minneapolis, Minnesota 55410
(952) 358-6120
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies To:
Scott R. Carlson, Esq.
DC Law Chartered
4999 France Avenue South, Suite 248
Minneapolis, Minnesota 55410
(952) 358-6131
Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
Title of	Maximum	Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered (1)	Per Unit	Offering Price (1)	Fee (2)
Five Year Notes – Series A	17,974	$5,000	$89,870,000

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933 (the “Act”), the securities being registered hereunder represent all of the unsold securities under the registration statement on Form S-1 originally filed by the registrant with the Securities and Exchange Commission on November 23, 2005 (File No.333-129919) and initially declared effective on November 22, 2006 (the “Prior Registration Statement”). This registration statement is a replacement registration statement for the Prior Registration Statement pursuant to Rule 415(a)(6) under the Act.

(2)	Pursuant to Rule 415(a)(6) under the Act, the securities being registered hereunder represent all of the unsold securities under the Prior Registration Statement. In connection with the Prior Registration Statement, the registrant paid a filing fee of $11,771 with respect to such unsold securities. The filing fee paid in connection with the Prior Registration Statement shall continue to apply to the unsold securities and no additional filing fee in respect of such unsold securities is due hereunder.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus
TRUE NORTH FINANCE CORPORATION
$100,000,000 Five Year Notes — Series A
We are offering up to $100,000,000 in aggregate principal amount of our Five Year Notes — Series A (“Bonds”) on a continuous basis. A minimum initial investment of $25,000 is required. An investment in the Bonds is speculative and the Bonds should only be purchased by investors who can afford to lose their entire investment.
We will issue the Bonds in denominations of at least $5,000, subject to the initial minimum investment requirement of $25,000. The Bonds shall mature five years from the date of issuance. The Bonds shall bear interest at a fixed rate (calculated based upon a 360-day year) of ten percent (10%). We will pay interest on a Bond monthly; the first interest payment shall be made on the 15th day (or first business day thereafter) of the following month from the date of your investment.
We are offering the Bonds on a continuous basis through our officers and directors but without an underwriter. We do not have to sell any minimum amount of Bonds to accept and use the proceeds of this offering. Proceeds from this offering will be available for immediate use by the Company. We cannot estimate what portion, if any, of the Bonds we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. You will not be entitled to the return of your investment other than pursuant to the terms of the Bonds. The Bonds are not listed on any securities exchange and there is no public trading market for the Bonds. We have the right to reject any subscription, in whole or in part, for any reason. Residents of certain states may also be subject to suitability standards.
We may, at our option, pre-pay the Bonds after two years and upon at least 30 days written notice to you.
You should read this Prospectus and any applicable amended prospectus or prospectus supplement carefully before you invest in the Bonds. These Bonds are our general unsecured obligations and are subordinated in right of payment to all our future senior debt. Payment of the Bonds is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC), any governmental or private insurance fund, or any other entity. We will not contribute funds to a separate account such as a sinking fund to use to repay the Bonds.
See “Risk Factors” beginning on page 26 of this Prospectus for certain factors you should consider before buying the Bonds.
These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

	Price to	Other Offering	Selling	Proceeds to
	Public	Expenses	Commission	Company
Per Bond	$5,000	$14.52	$200.00	$4,785.48	(1)
Total	$100,000,000	$290,223	$4,000,000	$95,709,777	(2)

(1)	Does not include possible commissions payable to any future underwriter which may be retained by the Company.

(2)	We will receive all of the net proceeds from the sale of the Bonds, which, if we sell all of the Bonds covered by this Prospectus without using an underwriter, we estimate will total approximately $95,709,777 after expenses.

(3)	The Company has previously sold $10,130,000 of Bonds and therefore would receive $89,870,000 in gross proceeds from the sale of the remaining bonds.
The date of this Prospectus is November 20, 2009.

DISCLAIMERS
          This Prospectus will be submitted to a limited number of investors so that they can make their own evaluation of True North Finance Corporation, a Delaware corporation (“True North” or the “Company”) and make their own investment decisions whether to purchase the Bonds offered herein. True North has not authorized use of this prospectus for any other purpose. This prospectus may not be copied or reproduced in whole or in part. By accepting a copy of this prospectus, the recipient agrees that neither it nor any of its representatives, agents or employees shall use it for any other purpose.
          The information and statements herein are presented as of the original date of this Prospectus and are subject to change without notice. The delivery of this prospectus is not intended, under any circumstances, to create any implication that there has been no change in the matters discussed herein. This prospectus is not intended as a comprehensive description of the Company. The Bonds may, in the future, be offered by one or more broker-dealers that would be party to a placement agency agreement with the Company (each, a “Placement Agent”). The Placement Agents are not responsible for, and are not making any representations or warranties to you concerning, True North’s future performance or the accuracy or completeness of this prospectus. In making an investment decision, investors must rely on their own examinations of the Company and the terms of the offering, including the merits and risks involved.
          Each prospective investor must comply with all laws and regulations applicable to it in force in any jurisdiction in which it purchases, offers or sells the Bonds or possesses or distributes this prospectus, and must obtain any consent, approval or permission required to be obtained by it for the purchase, offer or sale by it of the Bonds under the laws and regulations applicable to it in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales. Neither the Company nor any of the Placement Agents shall have any responsibility therefor.
          Certain of the information contained herein, including information concerning appraised values of assets, is based upon or derived from information provided by third party consultants and other sources. The Company believes such information is accurate and that the sources from which it has been obtained are reliable. However, the Company cannot guarantee the accuracy of such information and has not independently verified such information.
          This prospectus includes certain statements provided by the Company with respect to the Company’s historical performance. Estimates of future performance reflect various assumptions made by the Company as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information that may or may not prove accurate. No presentations or warranties are made as to the accuracy of such statements or estimates of anticipated performance. Actual results achieved during projection periods may differ substantially from those projected.
          Prospective investors should not construe the contents of this prospectus as legal, tax or investment advice. Each prospective investor should consult the investor’s own attorney, tax and investment advisor as to the legal, investment, tax and related matters concerning the nature and terms of an investment in the Bonds. Prospective investors are urged to request any additional information they may consider necessary in making an informed investment decision.
          Except as described herein, no person has been authorized to make any representation or give any information with respect to the Bonds except the information contained herein. Prospective investors should not rely on information other than that contained in this prospectus in response to a direct request as described in the next paragraph.
          Each prospective investor will be offered the opportunity, prior to purchasing any Bonds, to ask questions of, and receive answers from, a representative of the Company concerning the terms and conditions of the offering and to obtain additional relevant information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense. However, all such additional information will be provided in writing and will be identified as such by the Company.

          Inquiries concerning such additional information should be directed to:
Brian Weisenberger
True North Finance Corporation
4999 France Avenue South, Suite 248
Minneapolis, MN 55410
Phone: (952) 358-6120
          Neither the Company nor any of the Placement Agents makes any representation to an offeree or a purchaser of the Bonds regarding the legality of an investment therein by such offeree or purchaser.
          All Bonds will be offered subject to the right of the Company to reject any subscription for Bonds, in whole or in part, for any reason and subject to certain other conditions set forth herein.
          The offering is subject to withdrawal, cancellation or modification without notice. The Company reserves the absolute right to select the investors to whom the Bonds will be sold.
          Neither the Company nor any of the Placement Agents will have any liability to any investor or recipient of this prospectus in the event the Company takes any actions described in the preceding paragraph.
SECURITIES LAW FILINGS DISCLAIMER:
          The Company has been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since November 2005, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”). These reports and other information relating to the Company can be inspected via the internet at http://www.sec.gov in the EDGAR archives.

You should rely only upon the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell Bonds only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the original date of this Prospectus, regardless of the time of delivery of the Prospectus or of any sale of the Bonds.
PROSPECTUS SUMMARY
This summary highlights selected information and does not contain all the information that may be important to you. You should carefully read this prospectus, any related prospectus supplement and the documents we have referred you to in “Where You Can Find More Information” for information about us. In this prospectus, references to “we,” “us” and “our” refer to True North Finance Corporation.
Our Company
We are an early stage finance company created to finance and invest in carefully selected markets. When choosing the markets targeted for our investment, we will endeavor to determine how those markets have historically performed in relationship to one another and invest in markets that are not correlated (that is, move independently of each other). By investing in markets that are non-correlated we believe we will be able to produce a consistent above market current yield over the long term.
Note, we have a limited operating history and have not yet generated net income through our targeted interest yield spread. We will initially focus on financing completed transactions in our intended investment markets of: opportunistic equity, trade finance, distressed sellers, bridge finance and real estate finance. We raise funds to make our investments by making public offerings of our Bonds.
Our business strategy is to make loans on conservatively underwritten transactions and to secure our loans by first- and second-priority mortgages or other security interests. We will focus our investing in ascertainable value and stable market segments where values are less vulnerable to large market swings. Our business model is to originate, service and collect unique and custom finance transactions. We may do this by primarily financing or investing directly in “completed transactions” in our intended investment markets. A completed transaction is a transaction where the ultimate liquidity has already been contracted for (i.e. pre-sold goods, pre-leased real estate, etc.).
We intend to initially concentrate our investing in transactions that originate in the Midwest but, if deemed appropriate, we intend to expand carefully into other markets where we can develop or acquire the necessary local expertise to invest into that market.
We plan to invest for our own account directly on our balance sheet. We seek to generate revenue and profits by making loans and investments at yields higher than the interest rates we must pay on our Bonds and other future potential obligations of the Company. We seek to obtain effective interest yield spread in excess of 400 to 800 points above the interest rate we pay on our Bonds. This interest yield spread will consist of interest on the loan plus points and other fees. The income from this interest spread is used to pay our expenses, which includes distribution expenses on our Bonds as well as our operating expenses. As of the date hereof, we have sold $10,130,000 of our Bonds.
On June 30, 2009, we became the sole owner of the general partner and sole limited partner of Capital Solutions Monthly Income Fund, L.P. (the “Fund”).  As a result of the transaction, the former limited partners of the Fund became preferred shareholders in the Company and the equity of the Fund is now reflected on our balance sheet.  Our preferred shareholders are entitled to cumulating dividends of 12% per annum and the Company, on a quarterly basis, is required to distribute 50% of its net income to pay such dividends.  To the extent 50% of net income exceeds cumulated dividends, the Company will commence redeeming the preferred shares at par.
The Fund commended operation in 2005 as a mezzanine real estate lender. In 2008, due to market conditions, the Fund foreclosed on the collateral securing its loans and took ownership of numerous subordinated mortgages and special purpose limited liability companies that each own separate real estate parcels. The Fund no longer receives interest income but owns interests in real estate that requires substantial continuous investment to be maintained.
We were incorporated in the State of Delaware on August 19, 2005. Our principal office is located at 4999 France Avenue South, Suite 248, Minneapolis, Minnesota 55410. Our telephone number is (952) 358-6120.
Market Opportunity
Finance markets are highly fragmented, with numerous large, mid-size and small lenders and investment companies, such as banks, savings and loan associations, insurance companies and institutional lenders, competing for investment opportunities. Many of these market participants are, as a result of the current credit dislocation, not participating in this market to the extent they had before the credit crisis, and as a result, in the short term, we believe established lenders are unable to satisfy the current demand for transactional financing. We believe this creates attractive opportunities for us and our investors.
While we believe the current credit dislocation will be a medium-term phenomenon, we believe the many participants in the finance markets will significantly and permanently alter their lending standards, which will also create attractive lending opportunities for the Company in the long term.
Our Business Strategy
Our goal is to create a diversified portfolio of high-yield investments that provide current cash flow. We will endeavor to do so primarily through the origination and retention on our balance sheet of loans in multiple diversified investment categories. The diversified investment categories will be individually managed and have a stated objective of sourcing and servicing investments that provide current double-digit cash yields with varying short-term durations. Our investments will be concentrated in our intended investment markets [bridge finance, real estate finance, distressed sellers, trade finance, and opportunistic equity]. These markets were chosen, in part, due to their attractive noncorrelation (meaning they demonstrate a historical track record of providing independent, consistent, consolidated, long-term positive returns).
Our Investment Committee has responsibility for approving individual investments, and identifying and correlating new investment markets. The Investment Committee is also charged with maintaining market awareness and funding our intended investment markets accordingly; as well as with establishing clear, performance-oriented, ethical investment protocols for the investment managers. In order to achieve our goals, we expect to pursue the following strategies. For more detail see “Our Investing Strategy” in “Business” section at page 20.
Bridge Finance
Our Bridge Finance investments will provide lending solutions across multiple industries to middle-market companies looking to expand their operations and generate excess margin from their business model. Our focus is on companies who can demonstrate consistent positive cash flow, and possess differentiating products and/or services in historically stable industries.
Real Estate Finance
As banks and other traditional lenders continue to slow their lending activities a supply and demand imbalance has been created for those needing financing. This tightening of credit translates into opportunities for private lenders, such as the Company, that are still strategically lending to qualified borrowers who meet our underwriting guidelines. By taking advantage of these opportunities, we are able to generate favorable investment returns coupled with high levels of collateral.
Trade Finance
The Company offers accounts receivable financing, invoice factoring, invoice discounting and other forms of Trade Finance. We work with firms that have strong underlying business fundamentals in need of short term liquidity to run their day-to-day operations. This type of finance is relatively liquid due to short term maturities, offers a high level of diversification for our overall portfolio, and has attractive short term yields.
Distressed Sellers
The recent recession and resulting financial crisis has created numerous distressed sellers of assets (most of these assets have medium term liquidity).  Since these are “good” assets being sold by “distressed” sellers, and since we can purchase these assets with long term capital, we intend to build a portfolio of assets acquired from distressed sellers at discounted valuations.  We have a large network of small community banks and other similar financial institutions from which to build such a portfolio.
Opportunistic Equity
The recent downturn in the real estate market has created a significant opportunity to acquire early stage development and fully operating commercial real estate parcels at deep discounts to historical valuations. By acquiring real estate at or near the bottom of a real estate cycle, in our opinion, we are positioned to enjoy potentially significant increases in property values as markets trend upward toward historical norms. This form of investment has a relatively longer hold time, but we believe should produce considerable returns as a result. At the present time, we believe we have sufficient Opportunistic Equity investments and will focus on other investment markets. These investments include the real estate assets valued at approximately $115,000,000 as of September 30, 2009 held in the Fund which consist of approximately ten real estate projects located in the Midwest and Southeast. See “Business” on page 14.
Our Investing Strategy
Our business will focus on financing completed transactions in multiple categories. We expect our loans to be secured by first- and second-priority liens on worthy liquid assets and on the equity of the entities that hold such assets or such other secondary collateral.
We plan to hold our loans for our own account directly on our balance sheet. While we intend to pursue all investment opportunities for which we can obtain our desired return on investment, we will target opportunities where our loans will be short to medium-term (typically twelve to thirty-six months) with effective yields (inclusive of interest, points and other fees) targeted at or above 17%.
We intend to maintain rigorous underwriting discipline and concentration restrictions. Our underwriting guidelines will revolve, in varying degrees, around the five key elements we believe a borrower should demonstrate to qualify for financing. These elements are: character and integrity, sufficient cash flow to service the obligation, capital and net worth, collateral to secure the obligation and favorable conditions in the borrower’s industry. We also plan to establish, via our Investment Committee, sound reserves for anticipated loan losses and/or interest rate losses for non-performing or under-performing investments in our portfolio.

The Offering

Terms	Description
Securities Offered	We are offering up to $100,000,000 in aggregate principal amount of our Bonds. The Bonds are governed by an indenture between us and U.S. Bank National Association, as trustee. The Bonds do not have the benefit of a sinking fund. See “Description of Bonds.”

Denominations	Increments of at least $5,000.

Minimum Investment	A minimum initial investment of $25,000 is required.

Form of Investment	Investments in Bonds may be made by check or wire.

Interest Rate	10% per annum fixed interest rate, calculated using 360-day year.

Payment of Interest	Interest is payable monthly commencing on the 15th of the month following the month of investment.

5 Year Maturity	Bonds shall mature five years from the date of your purchase.

Redemption by Us	We may redeem the Bond after two years and upon 30 days written notice to you for a price equal to principal plus interest accrued to the date of redemption.

Redemption by You/Investor	You will not be able to redeem the Bonds prior to the five year maturity date.

Subordination	Bonds are subordinated, in all rights to payment and in all other respects, to all of our debt, except debt that by its terms expressly provides that such debt is not senior in right to payment of the Bonds. Senior debt includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. This means that if we are unable to pay our debts when due, the senior debt would all be paid first before any payment would be made on the Bonds. Any intercompany debt that may be owed by us to any affiliate or subsidiary shall not be considered senior debt. As of November 20, 2009, we do not have any outstanding senior debt.

Event of Default	Under the indenture, an event of default is generally defined as a default in the payment of principal and interest on the Bonds which is not cured for 30 days, our becoming subject to certain events of bankruptcy or insolvency, or our failure to comply with provisions of the Bonds or the indenture which failure is not cured or waived within 60 days after receipt of a specific notice.

Transfer Restrictions	Transfer of a Bond is effective only upon the receipt of valid transfer instructions by the registrar from the Bond holder of record.

Trustee	U.S. Bank National Association, a national banking association.

Use of Proceeds	If all the Bonds offered by this prospectus are sold we expect to receive approximately $95,709,777 in net proceeds after deducting all costs and expenses associated with this offering. We intend to use substantially all of the cash proceeds from this offering to finance completed transactions in several diversified markets and to provide our working capital.

Risk Factors	See “Risk Factors” and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Bonds.

Summary Financial Data
The following table summarizes certain financial data of our business. You should read this summary together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this Prospectus or incorporated herein by reference. The financial information for nine months ended September 30, 2009 is unaudited. The financial data prior to the reverse merger on June 30, 2009 is separated into two categories (1) CS Financing Corporation and (2) CS Fund General Partner as follows (for more information on the reverse merger see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page 44):
CS Financing Corporation

	August 19, 2005	Year	Year		Nine Months
	(inception) to	Ended	Ended	Year Ended	Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2005	2006	2007	2008	2009
					(Unaudited)
					True North
Statement of operations data:	(Audited)	(Audited)	(Audited)	(Audited)	Consolidated
Interest and fee income	$0	$0	$335,475	$554,355	$306,132
Operating expenses	27,462	231,440	1,523,821	5,211,558	4,654,919
Operating loss	27,462	231,440	1,188,346	4,657,203	4,348,787
Loss before income taxes	27,462	231,440	1,188,346	4,657,203	4,916,776
Net loss	27,462	231,440	1,188,346	4,657,203	3,168,765
Basic and diluted loss per common stock	0.35	2.06	0.04	0.16	0.06

	December 31, 2006	December 31, 2007	December 31, 2008	September 30, 2009
				(Unaudited)
				True North
Selected Balance sheet data for period ended:	(Audited)	(Audited)	(Audited)	Consolidated
Cash	$27,271	$2,488,784	$1,534,170	$98,757
Finance receivables	—	31,849	161,968	319,374
Other Receivables	—	—	—	—
Prepaid insurance	78,750	78,750	56,250	6,016
Investments in Notes Receivable	—	2,500,000	2,978,000	7,730,983
Fixed Assets	—	29,575	27,472	69,795
Debt Placement Costs, net	396,525	862,109	858,298	515,890
Loan Origination Costs, net	20,000	17,333	16,333	10,333
Liabilities	474,434	7,052,915	6,999,189	80,418,522
Stockholder’s equity (deficit)	163,779	(1,024,567)	(1,338,750)	33,443,123

CS Fund General Partner, LLC

					Nine
	January 13, 2005	Year	Year		Months
	(inception) to	Ended	Ended	Year Ended	Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2005	2006	2007	2008	2009
					(Unaudited)
					True North
Statement of operations data:	(Audited)	(Audited)	(Audited)	(Audited)	Consolidated
Revenue	$0	$0	$0	$0	$306,132
Operating expenses	—	—	—	—	4,654,919
Operating loss	—	—	—	—	4,348,787
Loss before income taxes	—	—	—	—	4,916,776
Net loss	—	—	—	—	3,168,765

	December 31, 2006	December 31, 2007	December 31, 2008	September 30, 2009
				(Unaudited)
				True North
Selected Balance sheet data for period ended:	(Audited)	(Audited)	(Audited)	Consolidated
Cash	$0	$0	$0	$98,757
Finance receivables	—	—	—	319,374
Other Receivables	—	—	—	—
Prepaid insurance	—	—	—	6,016
Investments in Notes Receivable	—	—	—	7,730,983
Fixed Assets	—	—	—	69,795
Debt Placement Costs, net	—	—	—	515,890
Loan Origination Costs, net	—	—	—	10,333
Liabilities	—	—	—	80,418,522
Stockholder’s equity (deficit)	—	—	—	33,443,123
Summary financial data provided for years 2005 through June 30, 2009 for CS Fund General Partner, LLC reflect no income, expense or balance sheet amounts.  During this time, CS Fund General Partner, LLC operated as the general partner of the Fund and recorded no economic activity on their income statement or balance sheet.  On June 30, 2009 CS Fund General Partner, LLC merged with True North Finance Corporation.  Balance sheet amounts reflected above on September 30, 2009 are consolidated amounts.

BUSINESS
Overview
Despite our operating history, we are an early stage finance company focused on the financing of completed, or nearly completed, transactions. We invest primarily by making short- and medium-term (twelve to thirty-six month) loans, and, on occasion, acquiring investments for re-sale. We expect to initially pursue finance and investment opportunities in the following markets: opportunistic equity, trade finance, distressed sellers, bridge finance and real estate finance. We raise capital to make investments in our intended investment markets by making public offerings of our Bonds. We acquired a substantial portion of our assets as a result of the acquisition of the Fund and other real estate purchases in June of 2009 (see page 44 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).
Our business strategy is to make loans on conservatively underwritten and completed, or nearly completed, transactions and to secure our loans by first- and second-priority mortgages or other UCC security interests, including the equity of entities that own the subject transaction and the personal guarantees of the underlying principals. We will initially focus our lending on transactions originating in the Midwest where the chosen market niche values are less vulnerable to large or unpredictable market swings and the networks of our management team will provide a competitive advantage.
We plan to invest for our own account directly on our balance sheet. We seek to generate revenue and profits by making loans and purchasing investments at yields higher than the interest rates we must pay on our Bonds and other debt. We seek to obtain effective interest yield spread between 400 and 800 basis points above the interest rate we pay on our Bonds and other debt. This interest yield spread will consist of interest on the loan plus points and other fees. The income from this interest spread is used to pay our expenses, which includes distribution expenses on our Bonds as well as our operating expenses. As of the date hereof, we have sold $10,130,000 of our Bonds.
Our Investment Committee will be responsible for constantly monitoring our intended investment markets. These duties include establishing and removing our intended investment markets as well as allocating newly raised capital across our intended investment markets based on market conditions, capacity, and forecasted success. Capital will be deployed in our intended investment markets through small “investment pods” each managed by a separate investment pod manager. An “investment pod” is a name used to describe a separately managed pool of internal capital. All investment pod managers will be recruited and approved by the Investment Committee and Board. In addition, each individual investment opportunity must be presented by the pod manager to the Investment Committee for approval before capital is allocated.  Investments presented for consideration must adhere to custom underwriting guidelines predetermined by the Investment Committee for each individual pod. Each investment pod will generally be limited to approximately $20,000,000 in investments and the investment pod managers will manage their investments from origination through servicing to collection. The Investment Committee, however, will have the authority to ultimately fund an investment pod in an appropriate amount.

The following chart depicts our investment structure:

The Company is the beneficial owner of the following real estate:

	Property			Total	Total
Nickname	Type	Intended Use	Debt	Size (sq.ft.)	Lots	Location	Description
Village of Lloyd Harbor	Residential Land	Hold for sale	$4,000,000	766,656	2	Lloyd Harbor, NY	The Lloyd Harbor Project is a 17.6 Acre parcel on the north shore of Long Island, NY. The parcel contains roughly 700 feet of water frontage on Long Island Sound. The property is currently in the platting process to be subdivided into two separate lots to take advantage of its prime beachfront location.

52 & 64 Prentiss Street	Residential	Hold for sale	0	3,072	2	San Francisco, CA	52 Prentiss Street is a 1464 square feet single family residence in the trendy Bernal Heights neighborhood of San Francisco. 64 Prentiss Street is the adjacent residence, consisting of 1,608 square feet across from the Bernal Heights Park. Both residences reside on one of San Francisco’s distinctive up-sloped streets with panoramic views of city lights and the famous San Francisco Bay, minutes from the waterfront.

Hidden Canyon	Residential Land	Hold for sale	$7,058,333	3,439,530	53	Cave Creek, AZ	Hidden Canyon is a proposed 53 lot residential subdivision in Cave Creek, AZ. The project has Final Plat approval for its Phase I development plan, consisting of 28 Executive lots. Phase II has preliminarily plans for 25 Executive lots, with the potential for additional density of 7 to 9 lots. Lots vary in size from just under an Acre to 2.592 Acres. The property has a variance in elevation from 2,110 feet to 2,520 feet, giving all the lots views of the surrounding area and the picturesque valley of Phoenix.

The Fund is the beneficial owner of the following real estate:

	Property			Total	Total
Nickname	Type	Intended Use	Debt	Size (sq.ft.)	Lots	Location	Description
Fargaze Meadows	Residential Land	Hold for sale	1,713,953	1,829,520	131	Northfield, MN	Fargaze Meadows is a residential development in Northfield, MN. Phase 1 of the site was developed in 2003 and consisted of 78 single family lots and 25 multi-family lots (three-plex and four-plex units). All of the phase 1 single and multi family lots have been sold and closed. Single family lots were sold for $62,500 per lot and multi-family lots were sold for $32,500 per lot. Phase 2 of the site is planned for 131 single family lots on approximately 42 acres.

Gulf Lakes	Comm./Resid. Land	Hold for sale	$4,311,177	1,306,800	Retail pad site/ 4 comm. lots	Fort Myers, FL	Gulf Lakes consists of approximately 30 acres of land in Fort Myers, FL. The Development plan for the site is for 224 mid-rise condominium units (eight, 28 unit buildings) and five commercial pads. The site is located at the comer of Summerlin Road and Pine Ridge Road and is approximately 2 1/2 miles east of the Sanibel Island and Captiva Island Bridge and Causeway. The first commercial lot has already been sold to a bank, and a second lot is under contract to become a gas station and convenience store. Given the current environment, options are being explored to rezone the entire site to commercial.

Cape Haze Marina	Comm./Resid. Land	Hold for sale	$17,813,524	1,644,390	Mixed use	Englewood, FL	Cape Haze Marina is a fully operational marina in Englewood, FL. The Marina has 105 wet boat slips and 151 dry boat slips (with capacity for 200 once re-configured), as well as 20 outside storage bunks. The Marina also consists of approximately 25 acres of upland land surrounding the Marina itself. The land is zoned for a mixed use development, with roughly 270 proposed residential condominium units, as well as a proposed 350 unit hotel complex, and 14,000 square feet of retail.

	Property			Total	Total
Nickname	Type	Intended Use	Debt	Size (sq.ft.)	Lots	Location	Description
Oak Vistas	Commercial Land	Hold for sale	3,673,786	101,930	1	Sarasota, FL	The Oak Vistas development consists of approximately 25 acres of land in Sarasota, FL. The single family residential site is developed, and currently consists of 64 single family lots, 13 multifamily doors, and one commercial pad. The remaining commercial lot fronts Cattlemen Road and Colonial Oaks Boulevard, an area consisting of multiple residential and retail properties.

Reserve at Royal Oaks	Residential Land	Hold for sale	0	47,131	20	Greenwood, IN	Reserve at Royal Oaks is a multi family residential development in Greenwood, Johnson County, IN. The site was developed in 2003 and originally consisted of 94 multifamily lots (mainly 10-plex, condominium buildings). Thus far 74 of those lots have successfully been sold and closed. There are two remaining 10-plex sites (20 lots) ready for construction of new units.

Shenandoah Apartments	Multi-family Residential	Hold for sale	$16,171,619	1,306,800	202 apt. units/88 future	Shakopee, MN	Shenandoah Apartments is an existing multifamily apartment complex containing 202 residential units. The property consists of two stand alone apartment buildings with 123 residences in one and 79 residences in the other. The development also includes an adjacent lot approved for an 88 unit expansion project increasing the overall number of units by 43%. The fund has a minority interest in the property.

Spring Lake Garden	Multi-family Residential	Hold for sale	$550,000	127,630	88	Spring Lake Park, MN	Spring Lake Garden in Spring Lake Park, MN is an approved site for 88 units of Affordable Senior Community Living Units. The apartments will be restricted to independent living seniors age 55 and older. The project will consist of (41) 1-bedroom and (47) 2-bedroom units within on consolidated 4 story building. Parking for residents will be provided above and below ground for easy access to their units.

	Property			Total	Total
Nickname	Type	Intended Use	Debt	Size (sq.ft.)	Lots	Location	Description
							Financing incentives for the project include a TIF agreement with the city and Anoka County Home Funds.

Wrights Crossing	Residential Land	Hold for sale	0	531,432	48	Rogers, MN	Wrights Crossing is a 12.2 Acre multi-family parcel of land located in Big Lake, MN. The project is slated for 48 multi-family units. The parcel is currently under contract and sold to a developer with an anticipated closing in April of 2010.
The Fund also beneficially owns several promissory notes totaling $7,730,983 that are secured by real estate or other business assets. Such notes have maturity dates varying from 6 months to 24 months. The Fund intends to collect such notes in the ordinary course.
Our Market Opportunity
Finance markets are highly fragmented, with numerous large, mid-size and small lenders and investment companies, such as banks, savings and loan associations, insurance companies and institutional lenders, competing for investment opportunities. Many of these market participants are, as a result of the current credit dislocation, not participating in this market to the extent they had before the credit crisis. We believe that, in the short term, these lenders will be unable to satisfy the current demand for transactional financing creating attractive opportunities for niche lenders such as the Company. Additionally, while we believe the current credit dislocation will be a medium term phenomenon, we believe the many participants in the finance markets will significantly alter their lending standards, which will also create attractive opportunities for the Company.
We expect to focus on niche areas in our intended investment markets where we have identified stable transaction values which are less vulnerable to extreme market swings. Taking advantage of the opportunities in these markets requires good market expertise. We have determined that we can acquire this market expertise in our intended investment markets via recruitment of talented and experienced investment pod managers. To date, however, we have not retained any investment pod managers.
We are initially focusing our business on transactions originating in the Midwest. Over time we expect to expand into other geographic areas as we build or acquire market expertise that will allow us to successfully finance transactions in those areas. Ultimately we intend to provide a nationwide market for finance customers that meet our conservative underwriting standards. Initially, however, we look to finance transactions in our intended investment markets which arise from transactions based in the Midwest and have determined that the demand for this financing will far outweigh our capital.

Our Business Strategy
Our goal is to create a diversified portfolio of high-yield investments in our intended investment markets, primarily through the origination and retention of loans and other financed transactions. Only if we are able to make investments that have interest rates in excess of our cost of capital and comport with our rigorous underwriting requirements will we generate cash from operations. In order to achieve our goals, we have meticulously created the following lending strategy.
Our Investing Strategy
Our business will focus on financing completed, or nearly completed, transactions in our intended investment markets. A completed transaction means, by way of example, financing a transaction where the products have been sold (but not paid for) as opposed to financing a borrower who intends or hopes to eventually sell its products. Our investments are expected to take the following forms:
Mortgage-Secured loans are secured property loans that are occasionally subordinate to a first mortgage loan but senior to the owner’s equity. In the current credit crisis, and whenever economically feasible, we will make loans secured by first mortgages.
Non-Mortgage-Secured loans are not secured by a mortgage on the property but by a pledge of the borrower’s ownership interest in the property-owning entity. Subject to negotiated contractual restrictions, the lender generally has the right, following foreclosure, to become the owner of the property subject to the lien of the first mortgage.
UCC-Secured Loans are secured by business non-real estate collateral such as inventory, equipment, accounts receivable, etc. Our security interest will usually be perfected by following the terms of the Uniform Commercial Code as adopted in the borrower’s State.
Secondary Collateral will generally be taken in the form of personal guaranties of the principals and mortgages or other security interests on unrelated assets.
We plan to invest in loans for our own account directly on our balance sheet. While we intend to pursue all investment opportunities in our intended investment markets for which we can obtain our desired return on investment, we expect that our investments will have the following characteristics:
Short- to medium-term, generally between six and thirty-six month maturity;
High yield, potentially between 17% to 22% yield, including interest, points and other fees (based upon management estimates); and
Small principal amounts, potentially between $100,000 and $2 million principal amount per loan, subject to our concentration limits and approval by the Investment Committee.
Our intended investment markets are important to our investment strategy and critical to reducing risk associated with compiling our investment portfolio. Historical analysis has been conducted on most of the Company’s proposed investment strategies (real estate finance, bridge finance, trade finance, opportunistic equity, distressed sellers) focusing on past total return trends to determine historical performance patterns of each proposed investment pod and to determine how these trends relate to each other over time. Through this analysis we have concluded that the Company’s proposed strategies exhibit varying degrees of correlation and should significantly reduce overall portfolio risk.

Evaluating historical performance data from 2000 to 2009 for most proposed investment categories resulted in the following conclusions:

Correlation	Historical Performance
Not Correlated (-0.33 to 0.33)	Real Estate Financing/Bridge Financing (0.15)
Real Estate Financing/Trade Financing (0.19)
Real Estate Financing/Opportunistic Equity (-0.26)
Opportunistic Equity/Distressed Sellers (0.18)
Moderately Correlated (0.34 to 0.66)	Trade Finance/Bridge Finance (0.39)
Trade Finance/Opportunistic Equity (0.37)
Trade Finance/Distressed Sellers (0.42)
Bridge Finance/Distressed Sellers (0.55)
Highly Correlated (0.67 to 0.99)	Bridge Finance/Opportunistic Equity (0.86)
Real Estate Finance/Distressed Sellers (0.84)
Analysis of these correlation statistics shows a diverse set of historical performance trends with most strategy correlations exhibiting either no historical correlation or a moderate positive correlation. As a result of this analysis we have concluded that these strategies should act to provide high-quality diversification to the overall portfolio and its resulting investment performance.
In general, investments exhibit low correlations to each other because they react differently to changing market conditions (interest rates, inflation, etc) and/or are generally affected by differing factors. By combining multiple investment categories with historically low correlation patterns, a portfolio should benefit by generating significantly less volatility in overall returns. As one strategy benefits from certain market trends, others will react differently to these trends, or will not be affected at all. This smoothing of portfolio volatility will help to generate consistent investment returns by avoiding large swings in return, commonly found in investments with more concentrated portfolios.
The Company will perform ongoing analysis of both historical and current investment returns in each of our investment pods in order to optimize performance and diversify portfolio level risk. Further, as new investment pods are brought in to the portfolio continual analysis of these factors will be conducted and evaluated in order to maintain sufficient levels of diversification going forward.
The following proxies were used in this analysis to represent historical performance for each proposed investment pod:

Strategy	Proxy
Bridge Finance	Russell Microcap Index
Real Estate Finance	Fed commercial real estate charge off rate, Banks non top 100 (inverse)
Opportunistic Equity	Moody’s/REAL Commercial Property Index (CPPI)
Trade Finance	LIBOR
Distressed Sellers	Fed charge off rate for all bank loans, Banks non top 100 (inverse)
Note, the correlation data is not derived from the Company’s historical performance and may not be representative of the Company’s actual performance.
We plan to seek opportunities to invest primarily in the following types of activities in our intended investment markets as approved by the investment pod manager and Investment Committee:
Bridge Finance. Our Bridge Finance Investment Pod provides temporary lending solutions across multiple industries to middle-market companies looking to expand their operations. Our focus is on companies who can demonstrate consistent positive cash flow, and possess differentiating products and/or services in historically stable industries. Although certainly not inclusive, the following are some of the expected bridge financing transactions that will be originated in the Bridge Financing Investment Pod:

❖	Bridge for Seasonal Business. We may provide bridge financing to seasonal businesses. Some seasonal businesses, for example, are required to stock inventory in the summer months for the end-of-year shopping season. Or, alternatively, stock inventory in the winter months for the summer lawn and garden shopping season. We may finance the inventory build.

❖	Bridge to Long-Term Financing. We may provide bridge financing to a company with historical strong financial performance and an abundance of collateral who is in the process, but has not yet completed, a long term re-finance such as a low rate commercial revolver or an expected firmly underwritten securities offering.

❖	Bridge to Certain Event. We may provide bridge financing to a company with historical strong financial performance and an abundance of collateral to bridge them to a certain, or near certain, future liquidity event such as the sale of a pre-contracted business assets or the return of escrowed security deposits.
We do not currently have any investments in this investment pod.
Real Estate Finance. As banks and other traditional lenders continue to slow their lending activities a tremendous void has been created for those needing financing. This tightening of credit translates into opportunities for private lenders, such as the Company, that are still strategically lending to qualified borrowers who meet our underwriting guidelines. By taking advantage of these opportunities we are able to generate favorable investment returns coupled with high levels of collateral. Although certainly not inclusive, the following are some example transactions expected in our Real Estate Finance Investment Pod:
❖	Residential Construction. We intend to seek opportunities to provide construction loans to finance residential construction only where there is a completed, or nearly completed, transaction (i.e. non-investor pre-sold homes). For example, in the course of the construction of a typical real estate development, a builder or developer will finance and construct model and “spec” homes in order to sell lots in the development for subsequent construction. These model and spec homes are often are pre-sold to a homeowner and the builder’s loan is repaid with the proceeds of the sale. In these instances, we may seek to provide, via our Real Estate Finance Investment Pod, short-term financing for such homes. Because of the risks inherent in anticipating the market price for a model or spec home before the other lots in a development are sold, we plan to require conservative loan-to-value ratios (no greater than 70%) where our collateral position is well secured and the collateral value is clearly established and stable. For a discussion of risk of residential construction financing see “Foreclosure by a priority lien holder may result in the loss of our investment and impair our ability to repay the Bonds,” “Our focus on credit-impaired borrowers will make our investment portfolio susceptible to high levels of default resulting in risk to our investors,” “A decline in real estate value will impair the collateral for our investments thereby increasing the likelihood that we would suffer a loss and be unable to repay all or a portion of the Bonds upon liquidation of the collateral,” “Our mezzanine lending activities may be riskier than other lending activities,” “Our borrowers’ credit enhancements may lapse or be insufficient to collateralize interest payments,” “Lack of insurance will increase the risk that we may suffer a loss and our borrower(s) would be unable to repay all or a portion of the loans,” “We are subject to the risk that provisions of our loan agreements may be unenforceable,” “We may fail to perfect security interests in certain collateral pledged by the borrowers of our loans,” “We may be affected adversely if guaranties made to us are found unenforceable,” “We may suffer a loss in the event of a bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan,” and “If our reserves for loan losses are inadequate to cover actual loan losses, or if loan delinquencies increase, our earnings could decrease” under “Risk Factors.”

❖	Commercial Construction Development. We also plan to seek opportunities to provide qualified borrowers with financing to augment the builder’s equity or down payment. This type of financing may involve re-financing as well as original construction financing. Loan-to-value ratios will vary from project to project but will generally not exceed 70%. Key statistics used in the determination of the allowable loan-to-value ratios of these transactions will include the strength of the borrower, building size and intended use, percentage of building leased and term of leases, anticipated debt service coverage ratios and available cash. In any event, we intend to finance only completed, or nearly completed, transactions (i.e. substantially pre-leased or pre-sold projects). For a discussion of risk of commercial construction development financing see “Foreclosure by a priority lien holder may result in the loss of our investment and impair our ability to repay the Bonds,” “Our focus on credit-impaired borrowers will make our investment portfolio susceptible to high levels of default resulting in risk to our investors,” “A decline in the real estate development and construction markets will partially impair our ability to make investments in certain investment markets,” “A decline in real estate value will impair the collateral for our investments thereby increasing the likelihood that we would suffer a loss and be unable to repay all or a portion of the Bonds upon liquidation of the collateral,” “Our mezzanine lending activities may be riskier than other lending activities,” “Our borrowers’ credit enhancements may lapse or be insufficient to collateralize interest payments,” “Lack of insurance will increase the risk that we may suffer a loss and our borrower(s) would be unable to repay all or a portion of the loans,” “We are subject to the risk that provisions of our loan agreements may be unenforceable,” “We may fail to perfect security interests in certain collateral pledged by the borrowers of our loans,” “We may be affected adversely if guaranties made to us are found unenforceable,” “We may suffer a loss in the event of a bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan,” and “If our reserves for loan losses are inadequate to cover actual loan losses, or if loan delinquencies increase, our earnings could decrease” under “Risk Factors.”

❖	Investment Property. We may also provide financing for various types of real estate investments. Such investments may include office and industrial properties, apartment properties and retail properties of both single and multiple usages. We believe short-term mezzanine financing is an attractive option for investment properties because it allows the owner to bridge to more long-term financing. While a mezzanine loan is an expensive option for the real estate owner, we believe that mezzanine financing is attractive because it enables the owner to leverage their initial equity at a reasonable blended cost of funds. In any event, we intend to finance only completed, or nearly completed, transactions (i.e. substantially pre-leased or pre-sold projects). For a discussion of risk of investment property financing see “Foreclosure by a priority lien holder may result in the loss of our investment and impair our ability to repay the Bonds,” “Our focus on credit-impaired borrowers will make our investment portfolio susceptible to high levels of default resulting in risk to our investors,” “A decline in real estate value will impair the collateral for our investments thereby increasing the likelihood that we would suffer a loss and be unable to repay all or a portion of the Bonds upon liquidation of the collateral,” “Our mezzanine lending activities may be riskier than other lending activities,” “Our borrowers’ credit enhancements may lapse or be insufficient to collateralize interest payments,” “Lack of insurance will increase the risk that we may suffer a loss and our borrower(s) would be unable to repay all or a portion of the loans,” “We are subject to the risk that provisions of our loan agreements may be unenforceable,” “We may fail to perfect security interests in certain collateral pledged by the borrowers of our loans,” “We may be affected adversely if guaranties made to us are found unenforceable,” “We may suffer a loss in the event of a bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan,” and “If our reserves for loan losses are inadequate to cover actual loan losses, or if loan delinquencies increase, our earnings could decrease” under “Risk Factors.”

❖	Land Development. We may also occasionally consider financing for land development, in cases where the opportunities are extremely promising secondary liquid collateral is available and the yields are extraordinary. For a discussion of risk of land development financing see “Foreclosure by a priority lien holder may result in the loss of our investment and impair our ability to repay the Bonds,” “Our focus on credit-impaired borrowers will make our investment portfolio susceptible to high levels of default resulting in risk to our investors,” “Our practice of deferring principal payments on land development loans until the senior lender has been paid off may result in losing some of the value of our collateral and our inability to repay all or a portion of the Bonds,” “A decline in the real estate development and construction markets will partially impair our ability to make investments in certain investment markets,” “A decline in real estate value will impair the collateral for our investments thereby increasing the likelihood that we would suffer a loss and be unable to repay all or a portion of the Bonds upon liquidation of the collateral,” “Our mezzanine lending activities may be riskier than other lending activities,” “Our borrowers’ credit enhancements may lapse or be insufficient to collateralize interest payments,” “Lack of insurance will increase the risk that we may suffer a loss and our borrower(s) would be unable to repay all or a portion of the loans,” “We are subject to the risk that provisions of our loan agreements may be unenforceable,” “We may fail to perfect security interests in certain collateral pledged by the borrowers of our loans,” “We may be affected adversely if guaranties made to us are found unenforceable,” “We may suffer a loss in the event of a bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan,” and “If our reserves for loan losses are inadequate to cover actual loan losses, or if loan delinquencies increase, our earnings could decrease” under “Risk Factors.”
We do not currently have any investment in this investment pod.
Opportunistic Equity. The recent downturn in the real estate market has created a significant opportunity to acquire early stage development and fully operating commercial real estate parcels at deep discounts to historical valuations. By acquiring real estate at or near the bottom of a real estate cycle, we are positioned to enjoy potentially significant increases in property values as markets trend upward toward historical norms. This form of investment has a relatively longer hold time, but should produce considerable returns as a result. At least for the short term, we believe our Opportunistic Equity Investment Pod has sufficient investments and we do not currently intend to make additional acquisitions. For a list of investments in this investment pod, see the table of Fund real estate holdings starting on page 17.
Trade Finance. We intend to offer accounts receivable financing, invoice factoring, invoice discounting and other forms of Trade Finance. We intend to work with firms that have strong underlying business fundamentals in need of short-term liquidity to run their day-to-day operations. This type of finance offers relatively short durations, a high level of diversification for our overall portfolio, and attractive short-term yields. In addition, Trade Finance transactions correlate well with some of our other investment strategies since they are so liquid (usually 90 days). Although certainly not inclusive, the following are some examples of transactions expected to be financed in our Trade Finance Investment Pod:
❖	A historically strong business that can achieve substantial discounts by buying its materials in larger quantities. To the extent the business and the collateral meet our underwriting guidelines, we may finance the purchase of the extra materials and share in the discount.

❖	A business has sold goods to a big box retailer but must have the goods manufactured to meet delivery deadlines. The big box retailer will pay for the goods 60 days after delivery but the manufacture demands payment upon completion of manufacturing. To the extent the business and the collateral meet our underwriting guidelines, we may finance the transaction.
We do not currently have any investments in this investment pod.
A business with a proven track record is compelled by industry course of dealing standards to provide financing to its customers.  To the extent the business and the collateral meet our underwriting guidelines; we may purchase the businesses receivables on a recourse basis.
Distressed Sellers. The recent recession and resulting financial crisis has created numerous distressed sellers of assets (most with medium term liquidity).  Since these are “good” assets being sold by “distressed” sellers, and since we can purchase these assets with long term capital, we intend to build a portfolio of assets acquired from distressed sellers at discount valuations.  Although the Company doesn’t currently have any agreements for the acquisition of assets from community banks, our management team has personal relationships with the management of about a dozen small community banks and other similar financial institutions from which to build such a portfolio. In addition, there is a growing market of seller financed promissory notes that can be purchased at attractive discounts.
We do not currently have any investments in this investment pod.
We believe, based on our management’s previous experience, that our yields, based upon the type of loan, could achieve the following levels if we successfully execute our business strategies. The estimates are based solely on the estimates of our management team based on their experience with other similar transactions.
Bridge Loans. Based on previous experience, management believes average net yields (after lending operations related expenses) would be at or above 17%.

Trade Finance. Based on previous experience, management believes average net yields (after lending operations related expenses) would be at or above 22%.
Real Estate Finance. Based on previous experience, management believes average net yields (after lending operations related expenses) would be at or above 18%.
Distressed Sellers. Based on previous experience, management believes average net yields (after operations related expenses) would be at or above 18%.
Opportunistic Equity. Based on previous experience, management believes average net yields (after property management related expenses) would be at or above 14%.
Underwriting Principles. We intend to maintain rigorous underwriting discipline and concentration restrictions.  Our underwriting guidelines will revolve around the five key elements we believe a borrower should demonstrate to qualify for financing. These elements are:
❖	character and integrity of borrower’s management and principals;

❖	borrower demonstrating sufficient cash flow to service the obligation;

❖	borrower demonstrating sufficient capital and net worth;

❖	adequate and liquid primary collateral to secure the obligation; and

❖	favorable and predictable conditions in the borrower’s industry.
We also plan to establish, via our Investment Committee, sound reserves for anticipated loan losses and/or interest rate losses for non-performing or under-performing investments in our portfolio.
Capital Raising Strategy
We must raise capital to create a portfolio of high-yield investments. In order to raise the necessary capital, our strategy is to offer our Bonds in a continuous public offering and opportunistically pursue other financing alternatives, including lines of credit, secured or unsecured credit facilities, issuing hybrid securities or pursuing other capital raising avenues. To date, however, we have yet to seriously pursue any other financing alternatives.
Our capital raising strategy is focused on conducting a continuous public offering Bonds. We believe a public offering will:
❖	afford us the opportunity to sell our securities to a broader range of investors than we could if we were limited to accredited investors eligible to purchase our securities in private placements; and
❖	have lower brokerage fees and commissions than more customized private placements.
Our Capital-Raising Challenges
We have been selling our Bonds in a continuous public offering made through our shelf registration statement and conducted through a network of registered broker-dealers, however, we will initially offer our Bonds through our officers and directors. While we have sold $10,130,000 of our Bonds as of November 20, 2009, our funding has been below our expectations. We believe that increasing our shareholder’s equity through our recent real estate acquisitions and merger with the Fund will make our Bonds more attractive to investors.

Collateral Arrangements
We have contracted with U.S. Bank National Association to act as our custodian to assist us in managing our collateral.
Competition
Our industry is highly competitive. We compete for opportunities with numerous public and private investment vehicles, including financial institutions, specialty finance companies, mortgage banks, pension funds, opportunity funds, hedge funds, REITs and other institutional investors, as well as individuals. Many competitors are significantly larger than us, have well established operating histories and may have greater access to capital, resources and other advantages over us. These competitors may be willing to accept lower returns on their investments or to compromise underwriting standards and, as a result, our origination volume and profit margins could be adversely affected. In our investment management business, we compete with other investment management companies in attracting third party capital for our vehicles and many of our competitors are well established, possessing substantially greater financial, marketing and other resources.
Regulatory Matters
Our operations may be subject to regulation by federal authorities and state banking, finance, consumer protection and insurance authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions on our operations. In order to engage in the finance business, we may have to obtain and maintain certain state licenses and qualifications. Such licenses and/or qualifications may waive, entirely or in part, limits on the interest rates, fees and other charges that would otherwise apply to our lending business.
Lending Licenses
We engage in lending and other lending activities which involve compliance with various federal, state and local laws that regulate our lending activities. Many states in which we do business or plan to do business require that we be licensed, or that we be eligible for an exemption from the licensing requirement, to conduct such business. At this time, we have not been licensed in any jurisdiction for any of our lending activities.
We may be subject to state usury laws. Many states that have usury laws will exempt certain lenders, but the laws differ significantly.
The Investment Company Act of 1940
An investment company is defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”) to include any issuer engaged primarily in the business of investing, reinvesting, or trading in securities. Absent an exemption, investment companies are required to register as such with the SEC and to comply with various governance and operational requirements. If we were considered an “investment company” within the meaning of the Investment Company Act, we would be subject to numerous requirements and restrictions relating to our structure and operation. If we were required to register as an investment company under the Investment Company Act and to comply with these requirements and restrictions, we may have to make significant changes in our proposed structure and operations to comply with exemption from registration, which could adversely affect our business. Such changes may include, for example, limiting the range of assets in which we may invest. We intend to conduct our operations so as to fit within an exemption from registration under the Investment Company Act for companies primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interest in real estate. In order to satisfy the requirements of such exemption, we may need to restrict the scope of our operations.
Environmental Laws
We may need to comply with environmental laws if and when we foreclose on property which we hold as collateral for a loan we have made. Environmental laws pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator of such real property may be liable to a governmental entity or third parties for property damage, personal injury, and investigation and cleanup costs relating to the contaminated property. It is possible that environmental contamination of land we take as collateral would not be discovered until after the loan was made. In addition to federal or state regulations, lenders, owners or former owners of a contaminated site may be subject to state, local and common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.
Employees
As of September 15, 2009, we have a total of 12 full-time employees or consultants.
Director and Management Stock Ownership
As of November 20, 2009, the directors and officers of the Company beneficially own 84.68% of the Series B Common Shares of the Company on a fully diluted basis. Mr. Duckson beneficially owns 100% of the Series A Common Shares of the Company on a fully diluted basis.
Description of Property
Our principal executive offices are located at 4999 France Avenue South, Suite 248, Minneapolis, Minnesota 55410. On August 22, 2009, we entered into a four-year lease for our offices.
Legal Proceedings
Except as stated below, currently we are not party to any legal proceedings. We may initiate legal proceedings, from time to time, when borrowers breach their lending agreements. From time to time, we may be subject to legal actions, initiated by borrowers, governmental authorities or others that arise from the running of our business.
The Company’s affiliates, Windwalker Marina at Cape Haze, LLC and Marina at Cape Haze, LLC have been joined as defendants in an action seeking to foreclose a certain mortgages on a marina and upland parcel owned by the Company’s affiliates commonly known as the Cape Haze Marina parcel. The suit, filed in the Circuit Court in and for Charlotte County, Florida, seeks to foreclosure of a mortgage having a principal balance in excess of $14 million according to the allegations in, and expected to be raised, plaintiffs’ complaint. The Company’s affiliates are defending the action based upon the provisions of the promissory note and mortgage relating to the maturity of the promissory note and various setoffs against the principal and interest. Following a confidential mediation, a Mediation Settlement Agreement was entered into by the parties which will, if certain pre-conditions are met, result in the resolution of the foreclosure.
Financial Information about Segments
See attached financial statements for information about industry segments.

RISK FACTORS
Our operations and your investment in the Bonds are subject to a number of risks. Management has described below all risks that it believes are material to your investment. Before you decide to invest in our Bonds, you should consider carefully the risks described below, together with the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the value of the Bonds could be materially impaired, and you may lose all or part of your investment as a result.
Risks Relating to the Offering and Owning Our Bonds
We reserve the right to withdraw or cancel the offering at any time. In the event or a withdrawal or cancellation, orders previously received will be irrevocable and no funds will be refunded.
Once you have purchased a Bond investment, other than interest payments, you will not be entitled to the return of your investment until the Bonds mature in five years. If we withdraw or cancel this offering without having raised sufficient funds to implement our investment strategy, we may be unable to earn sufficient amounts to pay our overhead and interest payments on the Bonds.
The Bonds are risky and speculative investments and if you cannot afford to lose your entire investment, you shouldn’t invest.
You should be aware that the Bonds are risky and speculative investments suitable only for investors of adequate financial means. If you cannot afford to lose your entire investment, you should not invest in the Bonds. If we accept an investment, and we have the right to reject any potential investor, you should not necessarily assume that the Bonds are a suitable and appropriate investment for you.
There can be no assurance that our investment objective will be achieved or that a holder of a Bond will not lose a portion or all of his or her investment.
To the extent we are unable to meet our investment objective of realizing a rate of return substantially in excess of our cost of capital, we will be unable to meet some or all of our interest or principal payment obligations to holders of Bonds.
An investment in the Company should be a long-term investment and is not a complete investment program.
You should only consider investing in the Company if you are interested in its potential to produce returns over the long-term that are generally unrelated to the returns of the traditional debt and equity markets, and you are prepared to risk significant losses. The Company offers the Bonds only as a diversification opportunity for an investor’s entire investment portfolio, not as a complete investment program.
We may not sell enough Bonds to successfully pursue our business model, which would result in our not being able to repay the Bonds.
We intend to offer the Bonds through several registered broker-dealers. While we intend to sell up to $100,000,000 in principal amount of Bonds, there is no minimum amount of proceeds that must be received from the sale of Bonds in order to accept proceeds from Bonds actually sold. The deterioration of certain sectors of the real estate, credit and mortgage markets has created increased uncertainty and volatility, while lowering confidence in overall financial markets. This may negatively impact our ability to successfully sell the Bonds. If we do not sell an adequate amount of Bonds, we will be unable to successfully pursue our business model or meet our expenses and our ability to repay the Bonds will be impaired.

We have limited operating history for you to evaluate and determine if we have the ability to generate sufficient cash flow to repay the Bonds.
We have limited prior operating history from which to evaluate our success, or our likelihood of success in operating our business, generating any revenues or achieving profitability. As of September 30, 2009, we have sold $10,130,000 of Bonds, but have not made current yielding investments in sufficient quantities to support the interest on the Bonds. To date, our sales of Bonds have been limited and proceeds from Bond sales are being used to make interest payments. This business is highly competitive. Our business model may not be successful and we may never attain profitability. We anticipate that we will incur losses in the near future and have limited liquidity.
Our organization documents require us to distribute 50% of our net income to our preferred shareholders which will decrease our future liquidity and retained earnings.
As a result of our acquisition of the Fund on June 30, 2009, we amended our organization documents to require a mandatory distribution of 50% of our net income to our preferred shareholders as payment of a 12% cumulating dividend and/or redemption of their preferred shares.  Such payments to the preferred shareholders may reduce the Company’s future ability to make interest and principal payments on the Bonds and will reduce the Company’s retained earnings.  A reduction in retained earnings will decrease the Company’s ability to cover future losses and may impair the Company’s ability to make interest and principal payments on the Bonds.
Our Bonds are not insured or guaranteed by any third party and repayment is dependent on our ability to generate sufficient cash flow.
Our Bonds are not insured or guaranteed by the FDIC, any governmental agency or any other public or private entity as are certificates of deposit or other accounts offered by banks, savings and loan associations or credit unions. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal and interest on the Bonds. If these sources are inadequate, you could lose your entire investment.
Payment on the Bonds is subordinate to the payment of all outstanding senior debt, and the indenture does not limit the amount of senior debt we may incur.
The Bonds are subordinate and junior to any and all senior debt. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we or our subsidiaries may incur. Upon the maturity of any senior debt, by lapse of time, acceleration or otherwise, the holders of any senior debt may have first right to receive payment in full prior to any payments being made to you as a Bond holder. Therefore, you would only be repaid if funds remain after the repayment of any senior debt.
The indenture does not contain covenants to protect your investment in the Bonds.
The Bonds do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our financial condition or results of operations. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt or to pay dividends or any financial covenants (such as a fixed charge coverage or minimum net worth covenants) to help ensure our ability to repay the principal and interest on the Bonds. In addition, the indenture does not contain covenants specifically designed to protect you if we were to maintain a high level of leverage. Therefore, the indenture provides very little protection of your investment.
There is no sinking fund to ensure repayment of the Bonds and repayment is dependent on our ability to generate sufficient cash at maturity.
We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Bonds. Because funds are not set aside periodically for the repayment of the Bonds, you must rely on our cash flow from operations and other sources of financing for repayment. To the extent cash flow from operations and other sources are not sufficient to repay the Bonds, you may lose all or a part of your investment.

If we redeem the Bonds, you may not be able to reinvest the proceeds at comparable rates.
We may, at our option, redeem at any time the Bonds upon at least 30 days written notice. In the event we redeem your Bond, you would have the risk of reinvesting the proceeds at the then-current market rates which may be higher or lower and may not provide you with an acceptable rate of return.
If we are unable to attract additional customers or source and complete additional financing transactions, we will have insufficient revenue to repay the Bonds.
We intend to raise capital through the sale of the Bonds. In order for us to make interest payments on the Bonds, we will need to lend the proceeds from this offering (less offering expenses and working capital) to other parties at rates considerably higher than the 10% yield on the Bonds. If we are unable to complete such financing transactions, we will not generate sufficient investment income to meet our repayment obligations of the Bonds.
We may change the interest rates on any subsequent series of securities that may be offered, provided that no such change shall affect any Bond of any series issued prior to the date of change.
The interest rate on your Bond is fixed. If we increase the interest rate payable to future series of Bonds, your interest rate will remain the same.
Risks Related to Our Business/Lending
We expect to incur a significant amount of debt to finance our portfolio which may subject us to an increased risk of loss or adversely affect the return on our investments.
We expect to incur a significant amount of debt to finance our lending operations. We expect to finance our operations, including our loan portfolios through the sale of our Bonds and borrowing under credit facilities and other arrangements. We anticipate that the leverage we employ will vary depending on our ability to sell our Bonds, obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. It is possible that substantially all of our assets might be pledged as collateral for our borrowings. Our return on our investments may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from our loan portfolio.
Our debt service payments will reduce our net income. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.
We may not be able to access financing sources on favorable terms, or at all, which could adversely affect our ability to execute our business plan.
We intend to finance our assets through the sale of our Bonds and a variety of other means, including credit facilities and other borrowings. To date, our source of financing has been limited to the proceeds of our Bonds offering. Our ability to access sources of financing will depend on various conditions in the markets for financing in this manner which are beyond our control, including lack of liquidity and greater credit spreads, prevailing interest rates and other factors. We cannot assure prospective investors that the sale of our Bonds or any other sources of debt financing markets will become or remain an efficient and cost-effective source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of financing for our assets. This could require us to incur costlier financing which could reduce our cash available for operations as well as for future business opportunities and reducing our anticipated yields and our investment opportunities.
Our indebtedness may require us to provide collateral or comply with other borrowing conditions.
We may be required to pledge or assign our interests in the loans and other investments we make in order to access other sources of debt financing. If the market value of the loans pledged or assigned by us to a funding source decline in value, we may be required under the terms of such indebtedness to provide additional collateral or repay a portion of the funds advanced. Further, if we secure other financing, from banks or other sources, these creditors may require us to maintain a certain amount of cash uninvested or to set aside unencumbered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. When we obtain financing, our creditors could impose restrictions and obligations on us that could affect our ability to incur additional debt and restrict our flexibility to determine our operating policies. Such restrictions could include, for example, negative covenants that limit, among other things, our ability to repurchase stock, make distributions, and employ leverage beyond certain amounts. To the extent that new or similar restrictions and obligations are imposed upon us in connection with our debt financings, our operational and financing abilities may be severely impacted. Such conditions may restrict our ability to leverage our assets, which could reduce our return on assets. In the event that we are unable to meet these financing obligations, our financial condition could deteriorate. We may not have the funds available to repay our debt, which could cause us to default or result in the acceleration of our indebtedness. Such a situation could result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the United States Bankruptcy Code.
Interest rate fluctuations and/or loan prepayments could reduce our ability to generate income on our loan portfolio or anticipated yields on our investments.
Some of our loans are expected to bear interest at floating rates. The yield on our investments in securities and loans bearing interest at a floating rate will be sensitive to changes in prevailing interest rates, changes in prepayment rates and our ability to raise debt at anticipated rates. Changes in any of the foregoing can affect the yields that our investments produce and reduce our net interest income on such loans, which is the difference between the interest income we earn on our interest-earning loans and the interest expense we incur in financing these loans at floating rates. A decrease in applicable floating rating indices will lower the yield on our loan portfolio. Conversely, if these indices rise materially, borrowers may be unable to repay. Increasing interest rates may hinder a borrower’s ability to refinance our loan because the underlying property cannot satisfy the debt service coverage requirements necessary to obtain new financing or because the value of the property has decreased. If a borrower is unable to repay our loan at maturity, we could suffer a loss and we will not be able to reinvest proceeds in assets with higher interest rates. As a result, our financial performance, the market prices of our securities and our ability to pay dividends could be materially adversely affected.
The yield of our loan portfolio may also be affected by the rate of prepayments, to the extent that they are permissible under the terms of the applicable loan agreements. Prepayments are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty. In periods of declining interest rates, we can expect increases in prepayments on our loans. If we are unable to invest the proceeds of such prepayments in new loans with similar or better yields, our financial results may be adversely affected.
We may suffer a loss in the event of a bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan.
In the event of the bankruptcy of a borrower, we may not have full recourse to the assets of that borrower or the assets of that borrower may not be sufficient to satisfy the obligations owed under our loan. In addition, certain of our loans may be subordinate to other debts of the borrower. In the event of the bankruptcy of a borrower, our loan would likely be satisfied, if at all, only after the senior debt has been repaid in full. Bankruptcy proceedings and borrower litigation can stay or otherwise significantly delay our rights to realize upon any collateral that might be otherwise available for foreclosure in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.
If our reserves for loan losses are inadequate to cover actual loan losses, or if loan delinquencies increase, our earnings could decrease.
We make various assumptions and judgments about the ability to collect on the loans in our portfolio including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. Our reserves reflect our judgment of the probability and severity of losses and our analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, delinquencies and non-accruals, national and local economic conditions and other pertinent information. We cannot be certain that our judgment will prove to be correct and that reserves will be adequate over time to protect against potential future losses because of unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. Material additions to our allowance could materially decrease our net income. Furthermore, if those established loan loss reserves are insufficient and we are unable to raise revenue to compensate for these losses, such losses could have a material adverse effect on our operating results.
We are subject to the risk that provisions of our loan agreements may be unenforceable.
Our rights and obligations with respect to our loans to borrowers are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, we could be affected adversely.
We may fail to perfect security interests in certain collateral pledged by the borrowers of our loans.
We may or may not obtain mortgages and/or other collateral from our borrowers. If we do obtain mortgages and/or other collateral, our borrowers must give us mortgages and/or financing statements. These mortgage and/or financing statements must be filed by our borrowers in connection with each transaction pledged as collateral to us for our loan to our borrowers. In the event a mortgage or financing statement is not filed with respect to a transaction or if a security interest in the assets transferred or pledged is not perfected under local real estate law or the Uniform Commercial Code, our interest in such assets would be unperfected and subject to the rights of other creditors. In addition, we will not have a priority lien or mortgage on the assets or real estate collateral. Therefore, in order to protect our collateral position, we may have to pay off other senior lien holders. As a result, it is possible that another creditor could file a mortgage or financing statement covering the assets subject to our interest despite our borrowers’ (or its borrowers’) representation as to the absence or priority of other liens. In such event, the other creditor could have priority over us with respect to such assets and we may incur a loss that impacts our ability to made distributions to our investors.
Our real estate loans are illiquid, which could restrict our ability to respond rapidly to changes in economic conditions.
The real estate and real estate-related loans which we either currently hold or intend to make are generally illiquid. As a result, our ability to sell under-performing assets in our portfolio or respond to changes in economic and other conditions may be relatively limited.
We may be affected adversely if guaranties made to us are found unenforceable.
Guaranties customarily contain waivers of defenses but it is possible that such guaranties do not cover every possible contingency. A number of defenses exist to the enforcement of guaranties including defenses that may be judicially created and therefore not easily foreseeable. There are also a number of procedural steps that must be adhered to strictly in order to realize on a guaranty. Finally, guarantors have rights under federal bankruptcy laws which may allow a guarantor to limit or discharge its liability. If we are unable to collect on a guaranty, the repayment of a loan made by the Company will likely be affected adversely.
We will be dependent on the credit decisions, solvency and willingness to do business with us to the extent we invest through other finance companies.
We may lend to other finance companies in our intended investment markets. To the extent we lend to other finance companies, we will be dependent upon these other lenders with respect to the investment and reinvestment of their assets, the servicing of their loans and the success of their operations. The bankruptcy of these lenders, their failure to service their loans, the cessation of loan originations by these lenders or their inability to initiate sufficient transactions to fully use the proceeds of our investment would have a negative impact on our business.
Our borrowers’ credit enhancements may lapse or be insufficient to collateralize interest payments.
We may, in certain limited circumstances, require our borrowers to purchase and pledge to us irrevocable letters of credit. The size of any letters of credit is subject to negotiations between us and the borrower. These irrevocable letters of credit, if any, are intended to act as additional collateral to ensure that these other borrowers make interest payments to us. However, we may not be able to require these other borrowers to purchase and pledge to us irrevocable letters of credit that exactly match the maturity of each loan. Thus, there is a risk that any irrevocable letters of credit may have expiration dates that are different from the maturity dates of the loans. Were these borrowers to default on paying interest on its loan to us and be unable to renew the irrevocable letters of credit, it is possible that the aggregate amount of the irrevocable letters of credit would be insufficient to cover the accrued interest on the loan. If one or more of these other borrowers does not pay us, our business may experience a material adverse effect.
Lack of insurance will increase the risk that we may suffer a loss and our borrower(s) would be unable to repay all or a portion of the loans.
In certain circumstances where the cost is prohibitive, we may not require other borrowers to provide us with title insurance covering any real estate, or interest in real estate, securing our loan to them or with property and casualty insurance insuring our collateral against damage. To the extent a dispute over title develops, or our collateral is damaged, and the other borrower does not have sufficient funds to replace or restore the collateral, we may incur a loss that materially impacts our business.
Failure to introduce new financial/lending products and services successfully may cause us to lose market share.
Our success will depend in part upon our ability to offer attractive financial/lending products and services that meet changing customer requirements. If we fail to offer financial products and lending services that appeal to customers more than those offered by our competitors, we may lose market share, which could affect adversely our ability to earn profits.
If we are unable to pay any of our creditors, we may have to liquidate our assets for less than fair market value which would substantially reduce our ability to repay the Bonds.
In addition to the Bonds we issued pursuant to this Prospectus, we may borrow money from other parties to raise cash for our operations. If we are unable to repay any such indebtedness when due, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our loan receivables and other assets at a discounted price or we might be forced to cease our operations and you could lose some or all of your investment.
Our lack of a significant line of credit could affect our liquidity and ability to repay the Bonds.
We are operating without a line of credit. Without a line of credit, we will be more dependent on the proceeds from the Bonds for our continued liquidity. If the sale of the Bonds is not increased substantially, or is significantly curtailed for any reason, our ability to meet our obligations, including our obligations with respect to the Bonds offered hereby and federal income taxes, could be materially and adversely affected.
If we cannot collect all of our finance receivables, our ability to repay the Bonds will be impaired.
Our liquidity is dependent on, among other things, the collection of our receivables or the redemption of our investments. We will continually monitor the delinquency status of our receivables and promptly institute collection activities on delinquent accounts but these efforts may ultimately prove unsuccessful. Collections of our receivables are also likely to be affected by economic conditions in the real estate market. Furthermore, since we may not perfect our security interest in collateral for loans, we may not be able to recover the full amount of outstanding receivables by resorting to the sale of collateral or receipt of insurance proceeds. Any failure by us, for any reason, to collect nearly all of our finance receivables will substantially impair our ability to repay the Bonds.
A default by our borrowers will increase the risk that we may not generate sufficient cash to repay the Bonds.
If a borrower were to default on our loan, we would bear the risk on the underlying transaction that was pledged to us as collateral. If the ultimate borrower in the transaction fails to perform its obligations for any reason, we may suffer a loss that impacts our ability to repay the Bonds.
If we default under the Bonds or the indenture, the trustee will be paid all amounts owed the trustee before any payments are made to holders of Bonds.
Under the terms of the indenture, the trustee is granted a lien on the property which serves as collateral for the Bonds. The trustee’s lien is superior to that securing the Bonds and secures the payment to the trustee of the amounts due to it under the terms of the indenture, including any amounts we owe to the trustee pursuant to indemnification provisions within the indenture. In the case of a default, the trustee’s lien will entitle it to be paid any sums owed the trustee before you receive any payments.
Our lack of assets will increase the risk that we may not be able to make interest payments on the Bonds.
Other than assets purchased with the proceeds from the sale of Bonds, we do not have any other assets or capital reserves from which to make interest payments on the Bonds. A loss on any of our investments will substantially impair our ability to repay the Bonds.
Foreclosure by a priority lien holder may result in the loss of our investment and impair our ability to repay the Bonds.
Our investments can be secured by financing statements, assignments of mortgages or deeds of trusts on buildings and/or other business property. However, our investments may be generally subordinated to other senior and priority secured lenders that have financed the majority of the underlying transaction. If the real estate owner defaults, the senior secured lenders will foreclose on the collateral. If the market value of the collateral falls to an amount which would only provide full repayment to the senior secured lender, our borrowers will incur a loss and we may lose some, or all, of our investment if our borrowers are unable to pay us from other assets. In addition, to protect our collateral, in the event a senior secured lender forecloses on real estate or other collateral where we have a subordinated mortgage or security interest, we will have to redeem the senior secured lender’s position. We, or our borrowers, may not have assets, or access to assets, sufficient for such redemption.
Our focus on credit-impaired borrowers will make our investment portfolio susceptible to high levels of default resulting in risk to our investors.
We may lend money to, or accept loans as collateral from borrowers that are either unable or unwilling to obtain financing from traditional sources, such as commercial banks. Loans made to such individuals or entities may entail a high risk of delinquency and loss. Higher than anticipated delinquencies, foreclosures or losses may result in our inability to pay the interest or principal on the Bonds.
Our practice of deferring principal payments on land development loans until the senior lender has been paid off may result in losing some of the value of our collateral and our inability to repay all or a portion of the Bonds.
We anticipate deferring principal payment on land development loans, to the extent we make any, until after the senior lender has been paid off. Rather than receive small payments on each lot sale, we will be deferring these payments so the loans have a larger principal balance earning interest and less senior debt ahead of our loans. Once the senior lender has been paid off, we would then receive accelerated repayments and ultimately receive full repayment on the loan before the borrower can withdraw any significant profits. However, by deferring principal payments to the end of a project, we may significantly increase our risk. At the end of a project, most of the collateral will have already been sold and the proceeds used to repay the senior lender. That means there is less collateral available to secure our loan.
Because we have not currently retained any investment pod managers, there can be no assurance that our investment objective will be achieved or that a holder of a Bond will not lose a portion or all of his or her investment.
To the extent we are unable to recruit qualified investment pod managers we may not be able to meet our investment objective of realizing a rate of return substantially in excess of our cost of capital and would thereby be unable to meet some or all of our interest or principal payment obligations to holders of Bonds.
Risks Related to Management/Conflict
Conflicts of interest may reduce our profitability and ability to repay the Bonds.
Mr. Duckson is the beneficial owner of Transactional Finance, LLC (“TF”), which is our controlling shareholder. Accordingly, Mr. Duckson will be able to exercise significant control over our affairs, including, without limitation, the election of officers and directors, operational decisions and decisions regarding the Bonds. In addition, there are no contractual or regulatory limits on the amounts we can pay to Mr. Duckson or other affiliates. See “Potential Conflicts of Interest.”
We have a limited operating history and limited experience operating as a company and we may not be able to successfully operate our business or generate sufficient revenue.
We were organized in August, 2005, and therefore have a limited operating history and limited experience operating as a company from which to evaluate our business or our likelihood of future success in operating our business, generating any revenues, or achieving profitability. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described herein so as to generate positive or competitive returns for our stockholders. The results of our operations depend on many factors, including the availability of opportunities for making loans, our ability to finance our lending activities, the level and volatility of interest rates, the conditions in the financial markets (particularly in the real estate sector), as well as general economic conditions. The Fund (our recent acquisition) also has not demonstrated a positive operating history nor has it demonstrated an ability to meet its investment objectives.
Our Investment Committee has broad discretion as to the kinds of investments the Company makes and the borrowers to whom the Company lends. Such broad discretion may result in our making riskier investments.
Our Investment Committee has great latitude in determining the types of assets it may decide are proper investments for us. The Company currently has limited formal loan underwriting or risk management policies or procedures, and so the criteria upon which the Company bases its decisions regarding the extension of credit depends on the judgment and discretion of the management team. The Company may change its practices with respect to operations, loan underwriting, capitalization, and indebtedness, at any time without the consent of its Bondholders, and approve transactions that deviate from these practices without a vote of, or notice to, our Bondholders. These changes in policies and procedures could result in our making investments that are different from, and possibly riskier than, the investments that may be described herein. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our Bonds. Any use of proceeds of this offering, other than allocated to performing high yield investments, will decrease our ability to repay the Bonds. The yield on our investments is the only means we have to pay interest and principal on the Bonds. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described herein.

We are dependent upon certain executives and key personnel of the Company and may not find a suitable replacement if any such executives or key personnel are no longer available to us.
We depend on the diligence, skill and network of business contacts of the executives, management and key personnel of the Company. The Company’s executives, management team and key personnel evaluate, negotiate, structure, close and monitor our investments. We believe that our success depends on the continued service of such persons, including Todd A. Duckson, Timothy R. Redpath, and Christopher E. Clouser. The departure of any of the members of the executive management team, or a significant number of the key personnel or investment professionals of our team, whether through death, disability or otherwise, could have a material adverse effect on our performance as we are subject to the risk that no suitable replacement will be found to manage the Company. Some members of our management team have limited experience in the finance sector, and so the Company will be relying on the expertise of those members of management with expertise in finance. No key man life insurance policies have been procured.
Risks Related to the Market
Our financial results may be adversely affected by adverse conditions in the real estate finance sector, including decreases in real estate values, changes in interest rates that cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events.
Since the second half of 2007, conditions in the credit markets deteriorated significantly. What began as a severe and rapid dislocation in the sub-prime mortgage and related securities markets, which was primarily prompted by falling home values and rising mortgage delinquencies and defaults, has broadened into the general credit market and has affected an array of financial institutions. The resulting disruption in credit markets has led to a significant reduction in market liquidity; downward pressure on financial asset valuations; a re-pricing of risk to reflect higher costs; and a reduction of leverage across the financial system. The outlook for the economy is increasingly uncertain as credit is constrained and activity has slowed.
We believe the risks associated with our business will be more severe during periods of economic contraction or recession if these periods are accompanied by declining real estate values, as is happening currently. Decreases in real estate values could adversely affect the value of collateral securing our loans and significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. To the extent borrowers use increases in the value of their existing properties to support the purchase or investment in additional properties, declining real estate values will likely reduce our level of new loan originations. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans. If economic conditions affecting the real estate finance sector continue to deteriorate, our results of operations and financial condition could be adversely impacted as borrowers’ ability to repay loans declines, the value of the collateral securing our loans decreases and our ability to originate new loans deteriorates. Our financial results may be adversely affected by changes in prevailing economic conditions.
In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate assets would not change which would adversely affect us.
Our operating results will depend in large part on differences between the income from our loan portfolio, net of credit losses, and our financing costs. We anticipate that for any period during which our assets are not match-funded (or our loans have shorter terms than our Bonds), the income from our loan portfolio will respond more slowly to interest rate fluctuations than the cost of our indebtedness. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and would adversely affect our performance. Currently, our Bonds have a term of five years, while our loans have, and are expected to continue to have, shorter terms. If loan interest rates and yields decline, this results in a mismatch between our liabilities and the source of funding for such liabilities, which increases the risk that we may not have adequate sources of income to repay our indebtedness. Also, in periods of declining interest rates, there is a greater chance that our borrowers will prepay their obligations to us (if permitted under the loans), increasing the risk of a mismatch between our liabilities and the sources of funding to finance such indebtedness and the reinvestment risk that we may not be able to locate alternative investments that yield the same returns.
Lack of diversification may increase our dependence on individual borrowers.
We expect to meet a concentration restriction that will require the Investment Committee’s and Board of Director’s approval for any loan that exceeds a certain predetermined percentage of the amount of proceeds from the sale of Bonds. Currently, however, and in the foreseeable future, until we are able to create a sizeable loan portfolio, our loan portfolio may be dependent upon the credit of a small number of borrowers. If any of our borrowers were to become insolvent or were for any reason to default on our loans, such event would have a greater impact on us than it would if our eligibility requirements included smaller limits on credit concentration. A default by any of our borrowers would have a material adverse effect on our performance and could cause us to suffer substantial losses.
A decline in the real estate development and construction markets will partially impair our ability to make investments in certain investment markets.
The business of developing and selling commercial and residential real estate properties is subject to a number of risks. The real estate development and construction industry is cyclical and is affected by consumer confidence levels, prevailing economic conditions and interest rates. A variety of factors affect the demand for new real estate construction and development, including, economic cycles, competitive pressures, the availability and cost of labor and materials, changes in costs associated with real estate ownership, changes in consumer preferences, demographic trends and the availability of mortgage financing. Because the borrowers on the underlying real estate transactions engage in commercial and residential real estate development and construction, we are directly and materially affected by the same risks inherent to the commercial and residential real estate development and construction industries. The United States has experienced deterioration in certain sectors of the real estate, credit and mortgage markets which may negatively impact our ability to make suitable real estate investments.  Any reduction in the cash flows, income of or financial condition of commercial and residential real estate development and construction companies by reason of any of these factors or others may significantly impair their ability to pay us, which would increase the possibility that delinquencies would occur and that we could incur losses.
Our loan portfolio will include loans made to developers to construct projects. The primary risks to us with respect to construction loans are the potential for cost over-runs, the developer’s failing to meet a project delivery schedule or to complete the project, the risks that the project will not obtain necessary permits and approvals to complete construction and the inability of the borrower to sell or refinance the project at completion and repay our loan. These risks could cause us to have to fund more money than we originally anticipated in order to complete and carry the project which could cause the developers to lose leases and/or sales contracts. We also may suffer losses on our loans if the borrower is unable to sell the project or refinance our loan.
We may be adversely affected by unfavorable economic changes in geographic areas where our current properties are concentrated.
Adverse conditions in the areas where the properties underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of our properties. A material decline in the demand or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than a larger institution would experience because it is more able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

We may be adversely affected by acts of God frequent to geographic areas where our properties are concentrated.
The properties underlying our loans may be particularly and adversely affected by acts of God that frequently (or could reasonably be expected to) occur where our portfolio properties are located. For example, properties located in California are at increased risk for damage or destruction caused by earthquakes. Earthquake insurance coverage can be very expensive and borrowers may not obtain it in all cases. Therefore, there is a risk of uninsured losses from seismic activity that could have a material adverse effect on the Company’s loan repayments and/or collateral.
A decline in real estate value will impair the collateral for our investments thereby increasing the likelihood that we would suffer a loss and be unable to repay all or a portion of the Bonds upon liquidation of the collateral.
Declining real estate values will increase the probability of a loss in the event of a default on the underlying real estate transaction. As noted elsewhere in these risk factors, the U.S. has been experiencing deterioration in certain sectors of the real estate market. As a result, the value of the real estate or other collateral securing our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount and accrued interest on our loans. If the primary and third party borrowers were to default, and the collateral was insufficient, we would suffer a loss and a Bond holder may lose some or all of his investment.
Additional competition may decrease our liquidity and profitability, which would adversely affect our ability to repay the Bonds.
We compete for business with a number of large national companies and banks that have substantially greater resources, lower cost of funds, and a more established market presence than we have. If these companies increase their marketing efforts to include our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates or fees could have an adverse impact on our liquidity and profitability and our ability to repay the Bonds.
The current dislocations in the sub-prime mortgage sector, and the current weakness in the broader financial market, could adversely affect us and our ability to fund our business, which could result in increases in our borrowing costs, reduction in our liquidity and reductions in the value of the investments in our portfolio.
The continuing dislocations in the sub-prime mortgage sector and the current weakness in the broader financial market could adversely affect our ability to obtain financing. This could limit our ability to finance our investments and operations, increase our financing costs and/or reduce our liquidity. In addition, such dislocations could reduce the value of our investments, thus reducing our net book value, and adversely affect our borrowers, increasing the risk of defaults. Furthermore, if we are unable to obtain new financings, we could be forced to sell our investments at a time when prices are depressed.
Developments in the market for many types of mortgage products have resulted in reduced liquidity for these assets. Although this reduction in liquidity has been most acute with regard to sub-prime assets, there has been an overall reduction in liquidity across the credit spectrum of mortgage products.
Regulatory Risks
We are subject to many laws and governmental regulations. Any changes in these laws or regulations, or our non-compliance with these laws and regulations may materially adversely affect our financial condition and business operations.
Our operations are subject to regulation by federal authorities and state lending, real estate brokerage, finance and consumer protection authorities. Our operations also are subject to various laws and judicial and administrative decisions which impose various requirements and restrictions on such operations, including requirements that we obtain and maintain certain licenses and qualifications and that we limit the interest rates, fees and other charges we impose in our finance business. Further, any change in such laws and regulations, or in the interpretations thereof, may make our compliance with such laws more difficult or expensive or otherwise may adversely affect our financial condition and ability to achieve profit.
The impact of certain environmental laws and regulations may result in the collateral for our investments losing value.
Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws. These laws pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator of such real property may be liable to a governmental entity or third parties for property damage, personal injury, and investigation and cleanup costs relating to the contaminated property. It is possible that environmental contamination of land taken by us as collateral would not be discovered until after the loan was made. In addition to federal or state regulations, lenders, owners or former owners of a contaminated site may be subject to state, local and common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.
Our operations are not subject to regulatory requirements designed to protect investors and an investment in the Bonds will not enjoy the same regulatory protection received by investors in other regulated businesses.
Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks and thrift institutions and are not subject to periodic compliance examinations by federal banking regulators. Therefore, an investment in our Bonds does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on your investment is completely dependent upon our successful operation of our business. To the extent that we do not successfully operate our business, our ability to repay the principal and interest on the Bonds will be impaired.
Absence of a market for our investments will increase the risk that we may not generate sufficient cash at maturity to pay the Bonds.
Our investments are not expected to be publicly registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. As a result, we may have difficulty selling our investments, unless they are registered under applicable Federal and state securities laws, or unless an exemption from such registration requirements is available. In addition, there is currently no established secondary market for our investments and there is no assurance that an established secondary market for such investments will develop or be sufficiently liquid to permit the resale of our investments. For these reasons and others, our investments will be illiquid. Consequently, disposition of such investments may be difficult or require a lengthy time period.
Other Risks
If we do not obtain necessary licenses and approvals, we will not be legally permitted to acquire, fund or originate mezzanine loans and/or other loans in some states, which would adversely affect our operations.
We engage in financing and other lending activities which involve compliance with various federal, state and local laws that regulate our lending activities. Many states in which we do business or plan to do business require that we be licensed, or that we be eligible for an exemption from the licensing requirement, to conduct such business. We intend to obtain necessary licenses, permits and approvals in all jurisdictions where our activities require it. We have applied for a California corporate real estate broker’s license, but to date we have not been licensed in any jurisdiction for any of our lending activities. Our lending activities in California may require us to have obtained relevant lending licenses. As such, we may be subject to enforcement action in California alleging noncompliance with California lending laws and/or the failure to disclose such noncompliance. If successful, any such action or claim could result in fines and/or criminal or other penalties to the Company.

We cannot assure you that in the future we will be able to obtain all the necessary licenses and approvals, or be granted an exemption from the licensing requirements, that we will need to maximize the acquisition, funding or origination of mezzanine loans, residential mortgage loans or other loans or that we will not become liable for a failure to comply with the myriad of regulations applicable to our lines of business. A failure to comply with the obligations imposed by any of the regulations binding on us or to maintain any of the licenses required to be maintained by us could result in investigations, penalties and reputation damage.
Our mezzanine lending activities may be riskier than other lending activities.
Mezzanine loans typically have greater risks of loss than secured senior loans. Such investments may not always be secured by mortgages or liens on assets. In those case, we expect that our only recourse will be against individual or corporate guarantees we obtain from our borrowers or their affiliates in connection with our loans, and that we will only have recourse as an unsecured creditor to the general assets of the borrower or guarantor, some or all of which may be pledged to satisfy other lenders. There can be no assurance that a borrower or guarantor will comply with its financial covenants or that sufficient assets will be available to pay amounts owed to us under our loans and guarantees. As a result of these factors, we may suffer losses which could have a material adverse affect on our financial performance.
We expect that most of our loans will be secured by mortgages and other interests in real estate, but will be non-recourse to the borrower. In the event of a default by a borrower on a non-recourse loan, we will have recourse only to the real estate-related assets collateralizing the loan. For this purpose, we consider loans made to special purpose entities formed solely for the purpose of holding and financing particular assets to be non-recourse loans. If the underlying collateral value is below the loan amount, we will suffer a loss upon a default. We sometimes make loans that are secured by equity interests in the borrowing entities or the entities that hold the relevant real estate. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those collateralized lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate. In the cases described above, we may lack control over the underlying asset securing our loan or the underlying assets of the borrower prior to a default, and as a result, the underlying assets value may be reduced by acts or omissions by owners or managers of the assets.
Security interests in collateral securing our loans will generally be subordinated to senior, secured lenders that have financed the majority of the underlying transaction. If the real estate owner defaults, the senior secured lenders may foreclose on the collateral, and we will recover only if the proceeds of such collateral has first satisfied the obligations owed by the borrower to the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral. If the market value of the collateral is insufficient to cover the obligations owed to the senior lenders or does not sufficiently exceed the amount of such obligations to cover the borrower’s obligations to us, we may lose some, or all, of our investment if our borrowers are unable to pay us from other assets.
Mezzanine loans may also be subordinated in right of payment to the payment rights of senior lenders, and have higher loan-to-value ratios than senior secured loans, making this investments riskier than other loan investments. Where debt senior to our loan exists, the presence of inter-creditor agreements may also limit our ability to amend our loan documents, assign our loans, accept prepayments, and exercise our remedies (by the use of “standstill” periods) and control decisions made in bankruptcy proceedings relating to borrowers. In the future, some of our investments may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the obligation. We do not have any policy regarding the maximum term on these assets. In this case, a borrower’s ability to repay its obligation may be dependent upon a liquidity event that will enable the repayment of the obligation.
In addition to the above, numerous other factors may affect a borrower’s ability to repay its obligations, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the obligation. Losses in our high yield and subordinated securities could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

FORWARD-LOOKING STATEMENTS
Some of the statements in this Prospectus, including, but not limited to the “Management’s Discussion and Analysis or Financial Condition and Results of Operations,” contain forward-looking statements regarding our business, financial condition, and results of operations and prospects that are based on our current expectations, estimates and projections. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “would” or variations of such words and similar expressions are intended to identify such forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.  These statements are not guarantees of future performance, and are inherently subject to risks and uncertainties that are difficult to predict. As a result, actual outcomes and results may differ materially from the outcomes and results discussed in or anticipated by the forward-looking statements. All such statements are therefore qualified in their entirety by reference to the factors specifically addressed in the section entitled “Risk Factors” in this Prospectus. New risks can arise and it is not possible for management to predict all such risks, nor can management assess the impact of all such risks to our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements speak only as of the original date of this Prospectus, except as otherwise noted. We undertake no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the original date of this prospectus, other than as required by law.
Except as may be required by law, we assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
USE OF PROCEEDS
If we sell all of the Bonds offered by this Prospectus, we estimate that the net proceeds will be approximately $95,709,777 after deduction of additional estimated offering expenses of $290,223 and selling commissions of $4,000,000. We will pay all of the expenses related to this offering.
These cash proceeds will be received in varying amounts from time to time as Bonds are sold. There is no minimum number or amount of Bonds that we must sell to receive and use the proceeds from the sale of Bonds. If we do not sell all the Bonds offered hereby, we will be unable to purchase investments and finance transactions in sufficient quantities to attain a yield large enough to pay interest on the Bonds in the long term.
We intend to use the proceeds of this offering as follows, in order of priority, to fund:
❖	general corporate purposes including offering expenses such as qualification and registration of the Bonds under applicable state securities laws;

❖	working capital in an unlimited amount including payment of interest and principal on the Bonds, addition capital contributions to the Fund, officer salaries, rent, payment to senior creditors, preferred stock dividends, preferred stock redemptions, etc.;

❖	further development of the Company’s loan origination, underwriting operations, loan administration, and servicing operations;

❖	the capitalization of a loan loss reserve accounts; and

❖	to make investments and finance transactions in our intended investment markets.

The amounts we actually expend in these areas may vary significantly from our expectations and will depend on a number of factors. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering.
The following table sets forth the use of proceeds for the Bonds sold through November 20, 2009:

	2006	2007	2008	2009	Total
Bond Proceeds Received	$225,000	$6,605,000	$3,100,000	$200,000	$10,130,000
Offering Expenses and Selling Commissions	$(225,000)	$(545,423)	$(124,000)	—	$(894,423)
Investments in Notes Receivable	—	$(2,500,000)	$(2,008,485)	$(60,000)	$(4,568,485)
General Corporate Purposes	—	$(3,559,577)	$(967,515)	$(140,000)	$(4,667,092)
DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. However, we recently issued 36,642.67 shares of our preferred stock which requires us to distribute 50% of our earnings. See “Description of Existing Capital Stock.” We currently intend to retain all other available funds and any other future earnings to support our operations and finance the growth and development of our business. We do not intend, and are restricted from until our preferred stock has been redeemed, to pay cash dividends on our capital stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board.
In the event that we declare a dividend in the future, Bonds shall have a preference in terms of dividends over any other class of preferred stock and over the Common Shares.
We will not declare, pay or set aside any dividends on Common Shares unless the holders of the preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount at least equal to all unpaid cumulated dividends and $1,000 per share.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Nine Months
	Year Ended	Year Ended	Year Ended	Ended
	December 31, 2006	December 31, 2007	December 31, 2008	September 30, 2009
	(Audited)	(Audited)	(Audited)	(Unaudited)
Loss before income taxes	$(231,440)	$(1,188,346)	$(4,657,203)	$(4,916,776)
Total fixed charges	—	—	—	—
Ratio of earnings to fixed charges	—	—	—	—

(-)	The ratio of earnings to fixed charges cannot be calculated due to a loss for all periods presented.

SELECTED FINANCIAL DATA
The following selected financial data should be read together with our financial statements and notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Prospectus. The selected financial data as of and for the years ended December 31, 2006, 2007 and 2008 are derived from our audited financial statements, which are publically available. The selected financial data as of and for the nine months ended September 30, 2009 are derived from our unaudited financial statements, which are included elsewhere in this Prospectus. The financial data as of and for the nine months ended September 30, 2009 has not yet been audited, has been reviewed by our independent auditors and remains subject to adjustment.

	December 31, 2006	December 31, 2007	December 31, 2008	September 30, 2009
				(Unaudited)
				True North
Selected Balance sheet data for period ended:	(Audited)	(Audited)	(Audited)	Consolidated
Cash	$27,271	$2,488,784	$1,534,170	$98,757
Finance receivables	—	31,849	161,968	319,374
Other Receivables	—	—	—	—
Prepaid insurance	78,750	78,750	56,250	6,016
Investments in Notes Receivable	—	2,500,000	2,978,000	7,730,983
Fixed Assets	—	29,575	27,472	69,795
Debt Placement Costs, net	396,525	862,109	858,298	515,890
Loan Origination Costs, net	20,000	17,333	16,333	10,333
Liabilities	474,434	7,052,915	6,999,189	80,418,522
Stockholder’s equity (deficit)	163,779	(1,024,567)	(1,338,750)	33,443,123

	August 19, 2005	Year	Year		Nine Months
	(inception) to	Ended	Ended	Year Ended	Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2005	2006	2007	2008	2009
					(Unaudited)
					True North
Statement of operations data:	(Audited)	(Audited)	(Audited)	(Audited)	Consolidated
Interest and fee income	$0	$0	$335,475	$554,355	$306,132
Operating expenses	27,462	231,440	1,523,821	5,211,558	4,654,919
Operating loss	27,462	231,440	1,188,346	4,657,203	4,348,787
Loss before income taxes	27,462	231,440	1,188,346	4,657,203	4,916,776
Net loss	27,462	231,440	1,188,346	4,657,203	3,168,765
Basic and diluted loss per common stock	0.35	2.06	0.04	0.16	0.06

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of our operations in conjunction with our financial statements and the notes to those statements included elsewhere in this Prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Prospectus.
Overview
On June 30, 2009, we became the sole owner of CS Fund General Partner, LLC (“General Partner”) who is the sole general partner of the Fund. The General Partner was acquired from TF in consideration for 1,000,000 shares of our Series A Common Stock and 36,333,993 shares of our Series B Common Stock. Subsequent to the acquisition of the General Partner, we purchased a limited partnership interest in the Fund in consideration of 40,000 shares of our preferred stock (which constitutes 100% of our issued and outstanding preferred shares). The Fund distributed 36,642.67 shares of our preferred stock to all its limited partners (except for the Company) in a complete liquidation of their capital accounts. The result of the foregoing transaction is that we own the General Partner, are currently the sole limited partner of the Fund and the Fund’s former limited partners constitute 100% of our preferred shareholders.
The Fund is a Delaware limited partnership which was organized on November 4, 2004, for the purpose of purchasing mezzanine loans from another mezzanine lender who had made loans to real estate developers, as well as lending money to other mezzanine real estate developers. Mezzanine financing is financing to bridge any gap between a first-position lender and the equity position of the developers, and the total development costs. It is essentially a second mortgage. Because the success of any mezzanine lender is depended on a static or strong market, the Fund faltered in a bear market.
Since its inception, the Fund had raised money through the sale of limited partnership units. The Fund had approximately 450 limited partners across the country. In 2008, after the historic and unforeseen collapse of the credit and real estate markets, the Fund’s borrower and guarantor defaulted on its obligations to the Fund. Thereafter, the Fund held a public sale for all the assets of its borrower and guarantor at which the Fund was the only bidder with its bid of $55,000,000.00. Accordingly, the Fund now owns the assets including promissory notes and membership units previously owned by its borrower and guarantor. Along with this came control of numerous real estate projects across the country.
Beginning January 1, 2009, Todd Duckson became sole member and the chief manager of the General Partner. After assuming this position, Duckson undertook an analysis of the Fund’s asset portfolio and its liquidity. In addition, the Fund began offering a Series I Preferred Note in an effort to raise additional capital after seceding to sell limited partnership interests. Shortly thereafter, the General Partner suspended all monthly distributions and redemptions in an effort to protect the Fund’s fleeting assets. It was determined that combining the Company and the Fund would result in synergies that produce a combined entity more likely to attract capital and successfully pursue its business strategy.
As a result of the acquisition of the Fund, and a reaction to marketplace opportunities, we have modified our mission as follows: the mission of the Company is to ethically source safe, high yielding investments by utilizing custom financing structures, performing extensive due diligence and maintaining a broad referral network. After much consideration, we have elected to pursue our mission by creating numerous new “investment pods” which will be individually managed and initially focus on real estate finance, distressed sellers, bridge finance and trade finance. The primarily objective of these investment pods is to source and service investments that provide current yields between 400 to 800 basis points above our cost of funds.
The Fund’s legacy investment portfolio, which does not provide current yield, will be managed in our Opportunistic Equity Investment Pod and will be positioned for medium to long-term capital appreciation. As of September 30,

2009, the consolidated Opportunistic Equity Investment Pod had an estimated gross asset value of $115,000,000 and an estimated net asset value of approximately $81,000,000. This value is comprised primarily of equity or mezzanine level interests in real estate and is subject to the claims of senior lenders. In a majority of the cases, however, we have entered into agreements with the senior lenders to purchase their positions and, to the extent we are able to maintain our liquidity and perform as agreed, the Company will ultimately own the entire real estate interest.
Due to the lack of competition in the credit market and other factors, we continue to see an abundance of excellent, and perhaps historical, high yield finance opportunities. With the demand for our capital clearly established, we intend to commence the process of reinstating the sale of our Bonds in the 4th quarter.
In addition to preparing for our capital campaign, we will also commence the process of interviewing and recruiting members of our board and investment committee. This process will be lead by the Company’s new executive chairman, recent investor and senior officer, Christopher Clouser. Mr. Clouser was previously the president of Burger King Brands, Preview Travel, the Association of Tennis Professionals and the Minnesota Twins baseball club, and a senior vice president of Northwest Airlines, Hallmark Cards, Sprint and Bell Atlantic. He is the chairman of International Tennis Hall of Fame Museum.
In addition to Mr. Clouser, Constantine “Deno” Macricostas, Richard B. Hirst, Mannie Jackson, Philip A. Jones and Douglas A. Lennick were elected to the board and assist the Company in its strategic initiatives. Mr. Jackson has served on the board of directors of five Fortune 500 companies, was named one of the Nation’s 30 Most Powerful and Influential Black Corporate Executives, served on the Board of the American Red Cross and was named one of the Nation’s Top 50 Corporate Strategists. Mr. Jackson serves as the Chairman of Harlem Globetrotters, Inc.  Mr. Jones was the former president of The Meredith Corporation and is currently on the board of BMI, the licensing authority of the music and recording industry. Mr. Macricostas is the founder, chairman, and the largest single shareholder of Photronics, Inc., the world’s largest supplier of photomasks, a key enabling technology in the semiconductor industry. He has received many awards including the Small Business Administration’s National Entrepreneurial Success Award, the High Tech Entrepreneur of the Year and the Eli Whitney Award for Excellence in Small Business Management, and is listed in Who’s Who in American Business. Mr. Hirst is Senior Vice President and General Counsel of Delta Airlines. He was formerly the Executive Vice President and Chief Legal Officer of KB Home. Prior to this, Mr. Hirst was Executive Vice President and General Counsel of Burger King Corporation. He also spent more than 15 years in legal and leadership roles in the airline industry, including servicing as Senior Vice President, Corporate Affairs for Northwest Airlines and Vice President, General Counsel and Secretary at Continental Airlines. Mr. Hirst holds a BA in Government from Harvard College, as well as a JD from Harvard Law School. Mr. Lennick is the managing partner of the Lennick Aberman Group. He is legendary for his innovative approaches to developing high performance in individuals and organizations. Numerous Fortune 500 executives, most notably American Express CEO, Ken Chenault and Ameriprise Financial CEO, Jim Cracchiolo, rely on Mr. Lennick for his insights on enhancing leadership and organizational performance. Before founding the Lennick Aberman Group, Mr. Lennick was Executive Vice President – Advice and Retail Distribution for American Express Financial Advisors (AEFA). In that capacity, he led an organization of 17,000 field and corporate associates to unprecedented success. During Mr. Lennick’s prior positions, first as a district manager in Minneapolis and then manager of Saint Paul division, he helped his organizations set, and then break, national sales records.
Our Investment Committee will assume the primary responsibility of approving pod level investments and identifying and correlating new pod investment strategies.  Our existing investment pod strategies were chosen, in part, due to their attractive correlation and historical track record of providing consistent consolidated long term positive returns. We expect the Investment Committee to maintain market awareness and fund our investment pods accordingly. We have also spent considerable effort on a process to establish clear, performance orientated and ethical investment protocols for our investment pod managers. The launch of the investment pods will be aligned with the progress of our securities offering.
We maintain a website at www.truenorthfinance.com.  We are not including the information contained in our website as part of, nor incorporating it by reference into, this Form S-1.  We will make available on our website free of charge our future Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Current Reports on Form 8-K,

and amendments to those reports, as soon as reasonable practical after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission.
The Bonds are registered, under the applicable state securities or “blue sky” laws of three states. We have “blue sky” registration applications pending in several other states. However, we expect to focus our selling efforts in the near future in California, Arizona and Florida and may relinquish our registrations in the other states where we are already qualified and may withdraw pending applications in the remaining states.
We have had net losses since inception. We had an accumulated deficit as of September 30, 2009, of $2,642,789, which reflects expenditures including professional fees and services necessary for the start of our operations, as compared to an accumulated deficit as of September 30, 2008, of $373,200. The increase of the accumulated deficit as of September 30, 2009, as compared to September 30, 2008, was principally the result of funding our ongoing operations.
We believe our ability to continue as a going concern depends in large part on our ability to raise sufficient capital to enable us to make loans and receive revenue from our lending activities in excess of our obligations under the Bonds and our operating expenses. If we are unable to raise such additional capital we may be forced to discontinue our business.
We believe that the slowing real estate market and the turmoil in the credit markets has provided an opportunity for the Company to make loans on undervalued collateral with a greater yield, better covenants and at a loan-to-value ratio that should only increase as the real estate and financing markets recover.  Likewise, we believe that the primary reason a borrower might be considered credit impaired today is that the real estate market is soft and underwriting standards too constrictive; when the market improves we anticipate that the perceived credit quality of such borrowers will also increase.
On November 22, 2006, the Company received notice of the effectiveness of its registration statement on Form S-1 registering the Offering of the Bonds.  We have sold, as of the original date of this Prospectus, $10,130,000 of Bonds. These sales are below our expectations primarily because of our difficulty in finding brokers to distribute our Bonds. Due to our increased capitalization and redesigned investment strategy, we believe our funding prospects are greatly enhanced.
Liquidity
We anticipate loan repayments and asset sales of approximately $1,000,000 scheduled to be paid in 2009 and early 2010 will provide adequate liquidity to fund the Company’s operations over the first two quarters of 2010. Thereafter, to the extent we are successful in selling Bonds, and historically we have not been, we expect that the primary source of our liquidity will come from interest and fees earned on our loans and other investments made with the proceeds from Bond sales. Nevertheless, some short-term liquidity may be provided by the net proceeds from the sale of the Bonds. Although not contractually bound to do so because the Fund is the sole obligor on its debt, we also anticipate using some of the net proceeds from the sale of the Bonds to inject capital into the Fund. The Fund requires approximately $1,000,000 per month to service the senior creditors on its real estate assets, its unsecured debt and otherwise meet working capital demands. To the extent the Fund fails to service such debts, it will lose substantially all of the value in its assets. The Fund’s only liquidity will come from the ultimate disposition of its real estate assets or capital injections by the Company. It’s not anticipated that the Fund will liquidate any significant asset in the ordinary course at fair market value prior to a significant recovery in the real estate and credit markets.
Capital Resources and Results of Operation
As we have yet to raise sufficient capital to pursue our business strategy, we have limited operations to discuss. Our current capital resources have been provided primarily by the net proceeds of our Bonds. To date, our material commitments include payments to existing Bond holders, providing additional capital to the Fund and administrative personnel. These expenses will be paid from cash flow from asset sales or from the net proceeds of the offering. We believe we have identified prospects to purchase several investments sufficient to meet these obligations for the remainder of 2009. We are still seeking additional capital to better capitalize our business and will re-commence selling Bonds, which, in turn, will generate cash to fund our finance operations thereby producing net income and additional revenue. We currently have limited revenue from operations and in all likelihood will be required to make future expenditures in connection with our distribution efforts along with general and administrative expenses before we will earn any material revenue.
Capital Raising Challenges
We have been selling our Bonds on a continuous basis under our shelf registration statement on Form S-1 through registered broker-dealers. We suspended offering the Bonds to outsiders on November 13, 2008, and plan to recommence such offering in the 4th quarter of 2009. While we sold $10,130,000 of our Bonds, our funding has historically been below our expectations. The broker-dealers we have employed to distribute the Bonds have had difficulty locating a market for our securities. In order to achieve greater control of the distribution of our Bonds, we intend to ultimately retain an underwriter for the Bonds. Based on previous discussions with potential underwriters, we believe we now have sufficient additional equity capital and appropriately adjusted our business model in order to meet the commitment requirements of such underwriters and to make the Bonds more attractive investments.
Concentration Restrictions
We expect to establish formal concentration restrictions that will require the Investment Committee’s approval for any investment. As we increase our portfolio of investments, our concentration restrictions will evolve.
Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements, as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.
Internal controls and procedures
As of September 30, 2009, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-14 of the Exchange Act. This evaluation was done under the supervision and with the participation of our Principal Executive Officer and Principal Financial Officer. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were effective in gathering, analyzing and disclosing information needed to satisfy our disclosure obligations under the Exchange Act.
Changes in Internal Controls over Financial Reporting
There were no changes in our internal controls that materially affected or are reasonably likely to materially affect the Company’s internal controls over financial reporting.
Contractual Commitments
The table below summarizes our contractual obligations as of September 30, 2009. Amounts relating to our Bonds reflect the principal due to Bonds investors and do not include interest payments on the Bonds.

Contractual Obligation	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Bonds (Company)[1]	10,130,000		225,000	9,905,000
Series I Preferred Notes (Fund)[2]	31,432,188			31,432,188
Purchase Obligations (Fund)[3]	16,667,474		16,667,474
Senior Asset Lenders (Fund)[4]	30,936,829		1,713,094	29,223,735

[1]	Represents the obligation of the Company for Bonds previously sold.

[2]	Although not the legal responsibility of the Company because the Fund is the sole obligor on its debts, represents the obligation of the Fund to purchasers of its Series I Notes. To the extent the Company wants to protect its investment in the Fund, the Company may need to contribute capital to the Fund to support this obligation.

EXECUTIVE COMPENSATION
During 2007, our Board adopted a Charter for the Compensation Committee which grants the Compensation Committee the authority (among other powers) to develop guidelines, review and evaluate the compensation and performance of the senior officers, to make recommendations to the Board with respect to incentive compensation, to develop managerial succession plans, and to review and recommend changes to Director compensation levels. The Board takes guidance from the Company’s senior executive concerning the compensation of executive officers other than themselves.
Executive Officer Summary Compensation Table
The following table presents summary compensation for the named executive officers for years ended December 2006, 2007 and 2008:

				Series B
				Stock	Other	Total
Executive Officer:	Year	Salary	Bonus (1)	Awards	Comp.	Compensation
Michael Bozora (former President)	2008	250,000	—	—	—	(1) 250,000
	2007	250,000	—	—	—	250,000
	2006	27,083	—	—	—	27,083
Timothy Redpath (Vice Chairman)	2008	250,000	—	—	—	(1) 250,000
	2007	250,000	—	—	—	250,000
	2006	27,803	—	—	—	27,803
Mark Williams (Chief Financial Officer)	2008	94,295	—	—	—	(1) 94,295
	2007	48,803	—	—	—	48,803
	2006	10,000	—	—	—	10,000

(1)	Other than discretionary bonuses granted by the Board at the request of the Compensation Committee, no executive is entitled to a cash bonus.
Option Exercises and Option Vesting
The following table represents the option exercises and vesting of stock options for the named executive officers as of December 31, 2008:

Option Exercises and Stock Vested
	Option Awards			Stock Awards
	Number of shares	Value realized on		Number of shares	Value realized on
Name	acquired on exercise (#)	exercise ($)		acquired on vesting (#)	vesting ($)
(a)	(b)	(c)		(d)	(e)
Michael Bozora	566,050	0	(1)	—	—
Timothy Redpath
(Vice Chairman and Director)	689,218	0	(1)	—	—
Mark Williams
(Chief Financial Officer)	73,833	0	(1)	—	—

[3]	Although not the legal responsibility of the Company because the Fund is the sole obligor on its debts, represents the contractual obligation of the Fund to purchase senior mortgages on a large majority of the Fund’s real estate assets. To the extent the Company wants to protect its investment in the Fund, the Company may need to contribute capital to the Fund to support this obligation.

[4]	Represents obligations to senior lenders on real estate assets owned by the Company.

(1)	The options exercised were exercised at their fair market value resulting in no value received upon exercise. The option exercise price was $0.01625, which was also the fair market value of a common share of the Company at the time of exercise of the options.
Outstanding Equity Awards at Fiscal Year-End
On December 3, 2008, the Board adopted the Incentive Plan. Stock options granted prior to that date were granted by the Board without a formal equity plan. The options issued are administered by the Board, which selects persons to receive awards and determines the number of options subject to each award and the terms, conditions, performance measures and other provisions of the award.
The following table presents the outstanding equity stock option awards held by each of the named executive officers as of December 31, 2008:

Equity
Incentive
Plan Awards:
Number of
	Number of		Number of	Securities
	Securities		Securities	Underlying
	Underlying		Underlying	Unexercised,
	Options		Unexercised	Unearned	Option
	(#)		Options	Options	Exercise	Option
	Exercisable		(#)	(#)	Price (2)	Expiration
Name	(4)		Unexercisable	of Securities	($)	Date
Michael W. Bozora
(former director and executive officer)	984,434	(1) (3)	—	—	$0.01625 (3)	01/01/2016
Timothy R. Redpath
(Vice Chairman)	861,266	(1) (3)	—	—	$0.01625 (3)	01/01/2016
Mark Williams
(Chief Financial Officer)	—		—	—	—	—

(1)	Represents the vested and unexercised portion of stock options granted January 1, 2006. Messrs. Bozora and Redpath, the former President and Chief Executive Officer of the Company, respectively, have been granted non-statutory stock options entitling them to purchase 1,476,651 common shares at an exercise price of $0.01625 per share. On December 3, 2008, by resolutions of the Board, the remaining unvested options to purchase 984,434 Common Shares held by Messrs. Bozora and Redpath were accelerated and all options relating to their stock option grants from January 1, 2006, with respect to their service as officers, became fully vested on such date. All of the stock options expire on the tenth anniversary of the date on which they were granted. Messrs. Bozora and Redpath also have been granted non-statutory stock options to acquire 73,833 Common Shares as directors with the same exercise price of $0.01625 per share. On December 3, 2008, by resolutions of the Board, the remaining unvested options to purchase 49,222 Common Shares held by Messrs. Bozora and Redpath were accelerated and all options relating to their stock option grants from January 1, 2006, with respect to their service as directors, became fully vested on such date. All of the stock options expire on the tenth anniversary of the date on which they were granted.

(2)	Represents the fair market value of the underlying Common Shares, on a per share basis, of the options.

(3)	On December 3, 2008, our Board and the holder of all the outstanding Common Shares of the Company approved a stock split of 12,305.427 for 1. These numbers have been adjusted for the stock split.

(4)	All options are for Series B Common Shares.

Director Compensation
We have historically paid our non-employee directors a fee of $1,500 for each Board meeting attended (which amount includes and is not in addition to any committee meetings of the Board conducted on the same day as a meeting of the Board). Our Compensation Committee is currently reviewing director compensation and changes are expected.
The following table presents director compensation for the period ending December 31, 2008 (but excludes those directors who are named executive officers and whose compensation is shown in the Executive Compensation Table contained herein):

					Change in
					Pension Value
					and
	Fees Earned			Non Equity	Nonqualified		Total (Non-
	or Paid in			Incentive Plan	Deferred	All other	Option Award)
Name	Cash	Stock Awards	Option Awards	Compensation	Compensation	compensation	Compensation
Alfred Williams*	$4,500	—	—			—	$4,500
Dean Mark Brosche*	$4,500	—	—			—	$4,500
David Weild*	$4,500	—	—			—	$4,500
Marie Jorajuria*	$4,500	—	—			—	$4,500
Theodore Ammiro*	—	—	—			—	—
Andrew Regalia*	—	—	—			—	—

*	Former directors resigning on or before 6/30/09.

PRINCIPAL SHAREHOLDERS
The following table sets forth, as of the original date of this Prospectus, certain information regarding beneficial ownership of both series of our Common Shares by (a) each person or group known by us to be the beneficial owner of more than 5% of our outstanding Common Shares, (b) each director and executive officer of ours owning or beneficially owning Common Shares, and (c) all directors and executive officers of ours as a group. Each shareholder named in the below table has sole voting and investment power with respect to our Common Shares shown in the table. Shares underlying any options or warrants included in the table may not be currently exercisable. The below figures do not reflect the Series B Common Shares that are underlying the Incentive Plan (for which no award grants have yet been made). For a description of our different series of common stock see “Description of Existing Capital Stock.”

		Series B		Percent of	Series A	Percent of
		Common Shares		Series B	Common Shares	Series A
		Beneficially		Common Shares	Beneficially Owned	Common Shares
Shareholder	Address	Owned		(4)	(3)	(4)
Timothy Redpath (Officer and Director)	21 Tamal Vista Blvd. Suite 230 Corte Madera, CA 94925	39,841,993	(1)	26.56%
Michael Bozora (former Officer and Director)	21 Tamal Vista Blvd. Suite 230 Corte Madera, CA 94925	39,841,993	(1)	26.56%
Charles Thompson	130 West Lake Street Wayzata, MN 55391	7,658,302	(2)	5.84%
Todd Duckson (Officer and Director)	4999 France Ave S Suite 248 Minneapolis, MN 55410	36,331,993	(5)	24.22%	1,000,000 (5)	100%
Christopher Clouser (Officer and Director)	4999 France Ave S Suite 248 Minneapolis, MN 55410	11,476,094	(6)	6.67%
Company Officers and Directors as a Group		127,015,979		84.68%	1,000,000	100%

(1)	CSM owns 76,583,018 Common Shares, of which 38,291,509 Common Shares are beneficially owned by each of Messrs. Bozora and Redpath, they each own 50% of Capital Solutions Associates, LLC, which, in turn, is the sole general partner and the 75% economic interest holder in CSM. This figure also includes 1,550,484 Common Shares underlying the stock options granted to each of Messrs. Bozora and Redpath, all of which are vested and exercisable by each of Messrs. Bozora and Redpath within 60 days. As of the original date of this Prospectus, Mr. Bozora exercised 566,050 of such options and Mr. Redpath exercised 689,218 of such options.

(2)	Charles T. Thompson owns 10% of economic interests in CSM which, in turn, owns 76,583,018 of Company’s Common Shares. The other 15% of the economic interests in CSM are owned by 12 individual investors, with no investor owning more than 3%. The remainder of the economic interests in CSM are owned by Capital Solutions Associates, LLC, and beneficially owned by Messrs. Bozora and Redpath.

(3)	Series A Common Shares are entitled to 7 votes for each Series B Common Share vote on all matters submitted to 2 votes of common shareholders.

(4)	All percent calculations are on a fully diluted basis.

(5)	On June 30, 2009, TF sold 100% of the membership interests of CS Fund General Partner, LLC to the Company in consideration for 36,331,993 Series B Common Shares and 1,000,000 Series A Common Shares. Mr. Duckson owns 100% of the outstanding membership interests of TF.

(6)	On August 1, 2009, Mr. Clouser executed an employment agreement granting him 11,476,094 stock options for Series B Common Shares whereby 50% vested immediately and 50% are vested when the Company raises $200,000,000.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Certain Relationships
Capital Solutions Management, L.P. (“CSM”). As of the original date of this Prospectus, CSM owns 58.41% (fully diluted) of the outstanding Series B Common Stock of Company and Messrs. Redpath and Bozora each control 50% of Capital Solutions Associates, LLC which is the sole general partner and has sole control of CSM. Capital Solutions Associates, LLC also owns 75% of the limited partnership interests in CSM. Charles T. Thompson owns 10% of the limited partnership interest in Capital Solutions Management, L.P. The other 15% of the Limited Partnership interests in CSM are owned by 12 individual investors with no investor owning more than 3%.
The Fund. Messrs. Duckson, Bozora and Redpath, either individually or through companies they control, at various times, were affiliated with the Fund as managers, investment managers and officers of the general partner, in addition to Messrs. Redpath and Bozora being the former placement agent for the Fund. The Fund was also engaged in mezzanine real estate financing.
Transactional Finance, LLC (“TF”). TF owns 100% of the issued and outstanding Series A Common Stock and 27.71% (fully diluted) of the issued and outstanding Series B Common Stock. Mr. Duckson owns 100% of the issued and outstanding membership interests of TF and thereby is beneficially our controlling shareholder.
Capital Solutions Distributors, LLC (“CSD”). Messrs. Redpath and Bozora own, either directly or beneficially, CSD which is a registered broker-dealer. CSD was the selling agent for the Fund. The placement agreement was terminated on June 30, 2009.
Chief Financial Officer and Secretary. Messrs. Mark Williams, our Chief Financial Officer, and Scott Carlson, Esq., our Secretary, also serve as financial and legal advisors, respectively, to, among others, CSM, TF and their affiliates, in circumstances where we need financial and accounting or legal advice on inter-company transactions, our chief financial officer and/or general counsel will have potential conflicts of interest. In addition, Mr. Duckson is a non-active partner in Mr. Carlson’s legal firm.
Related Transactions
Theodore Ammiro and Andrew Reglia, both former directors of ours, performed consulting services for us under a consulting agreement, dated November 2007, between us and Real Equity Solutions, Inc. (“RES”), a California corporation controlled by Mr. Ammiro, a former member of our Board of Directors. As of June 30, 2009, $209,741 had been paid pursuant to the consulting agreement which has been terminated.
Director “Independence"
Although we are not subject to the rules of any exchange, our Board of Directors has adopted NYSE Rule 303A.02 as its standard of “independence.” A Director will not be considered “independent” under this standard unless the Board affirmatively determines that the Director has no material relationship with us. In making this determination, the Board will broadly consider all facts and circumstances the Board deems relevant from the standpoint of the Director and from that of persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others.
Under this standard, a Director is not independent if:
(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the

Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that other company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
The Board of Directors has determined that all Directors of Company, except Messrs. Duckson and Redpath, are “independent” Directors.

MANAGEMENT
Directors and Executive Officers
As of the original date of this Prospectus, the directors and executive officers are as set forth below. There are no family relationships between or among any directors or officers:

Name	Age	Position
Christopher E. Clouser	57	Executive Chairman, Chairman of Board of Directors
Timothy R. Redpath	50	Vice Chairman, Director
Todd A. Duckson	43	Chief Executive Officer, Director
Mark Williams	52	Chief Financial Officer
Scott R. Carlson	47	Secretary
Mannie Jackson	70	Director
Philip A. Jones	65	Director
Richard B. Hirst	65	Director
Constantine “Deno” Macricostas	74	Director
John O. Klinkenberg	60	Director
Douglas A. Lennick	57	Director
Christopher E. Clouser; Executive Chairman, Chairman of Board of Directors
Mr. Clouser is Chairman of the International Tennis Hall of Fame and Museum located in Newport, Rhode Island. He also serves of the Board of Directors of the Taste of the NFL, Transamerica Retirement, the Los Cabos Children’s Foundation, First Serve, Champions Cup Tennis/Mexico, Christopher Marketing Services, and the Clouser Family Foundation. Prior to his current activities, Clouser spent three years as Chairman of Griffin International Companies, and was President of the Association of Tennis Professionals, President of Burger King Brands, President and CEO of Preview Travel/Travelocity, CEO and Board member of the Minnesota Twins Major League Baseball Club, Senior Vice President of Northwest Airlines, and Corporate Vice President of Hallmark Cards, Sprint, and Bell Atlantic. Mr. Clouser is also very active in, and founded, several charitable organizations.
Timothy R. Redpath; Vice Chairman, Director
Mr. Redpath was a co-founder of CSM, a registered investment advisor (2002), as well as CSD, a NASD licensed broker/dealer (2004). Prior to his involvement with these entities, during 2001 and 2002, Mr. Redpath served as a Senior Managing Director at Ion Capital Partners within Bear Stearns & Co., Inc., where he specialized in private banking and asset management for high net worth individuals. Mr. Redpath joined Bear Stearns from Prudential Securities Incorporated, serving as a Managing Director and Chief Administrative Officer of the Prudential Volpe Technology Group, Prudential’s technology investment banking and research group. Prior to that time he served as the Manager of the Prudential Private Client Group (San Francisco) which at that time constituted the largest private client practice in the firm. He graduated cum laude from the University of Minnesota in business and finance, and the Securities Industry Institute at the Wharton School of Business at the University of Pennsylvania.

Todd A. Duckson; Chief Executive Officer, Director
Mr. Duckson is a business attorney, certified public accountant and finance entrepreneur. He holds advanced degrees with academic honors in business and accounting and a juris doctorate in law. Duckson has been the founder of four community banks, a venture capital firm, a financial and tax firm and numerous other financial ventures. From 2003 to 2009 Mr. Duckson has practiced law as a capital partner at Hinshaw & Culbertson LLP, a national law firm. Prior thereto, he founded and managed Duckson-Carlson. Duckson-Carlson was named the 13th fastest growing company in Minnesota in 2001 and Mr. Duckson was named one of Minneapolis’ 40 brightest business leaders.
Mark Williams; Chief Financial Officer
Mr. Williams is Certified Public Accountant with over twenty-five years of experience in public and private accounting. His public accounting experience includes eight years with Price Waterhouse (now PricewaterhouseCoopers) (San Jose, CA), and over the last ten years with the firm of Ruzzo, Scholl & Murphy (Campbell, CA) providing financial and consulting services to private and public companies. In addition, he operated his own accounting firm for 5 years. Mr. Williams was the Chief Financial Officer for University Technology Ventures (Pleasanton, CA) a venture capital firm from 2000 — 2002. During this time Mr. Williams was involved in the formation of the firm and the raising of $109,000,000 in venture capital. Mr. Williams earned his Bachelor of Science in Accounting from San Jose State University. Mr Williams has served as Chief Financial Officer of Company since 2006.
Scott R. Carlson; Secretary
From 2003 to 2009, Mr. Carlson was a partner at Hinshaw & Culbertson LLP, a national law firm. Mr. Carlson is an experienced businessman and attorney. He will oversee, along with outside counsel, all Fund legal matters including foreclosure litigation, securities issues and documenting investments. Mr. Carlson is a member of the Minnesota State Bar Association and the Hennepin County Bar Association. He was also a former member of the Minneapolis Long-Range Improvement Committee through appointment by Minneapolis Mayors Sharon Sayles Belton and R.T. Rybak.
Mannie Jackson; director
Mr. Jackson is Chairman of the Harlem Globetrotters. Prior to purchasing the Globetrotters in 1992, Mr. Jackson served as President and General Manager of Honeywell’s Telecommunications Business and as Corporate Officer and Senior Vice President of Honeywell, Inc. Mr. Jackson was a Founder and President of the Executive Leadership Council and has served on the Board of Directors of five Fortune 500 companies and has served on the Board of Governors for the American Red Cross, he is currently serving as Chairman of the Naismith Memorial Basketball Hall of Fame and was among 12 distinguished nominees for the Archbishop Desmond Tutu Award for Human Rights in recognition of his work in South Africa.
Philip A. Jones; director
Mr. Jones is on the advisory boards of Houston based Pros Revenue Management, Palladium Equity Partners, CNX Media and Transamerica Retirement. He is a board member of BMI (the licensing organization of the music and recording industry) and was its’ Chairman from 1997 to 2000. Mr. Jones retired from Meredith Broadcasting in 1997 after 18 years where he served as president from 1989 to 1997 and also served as chairman of the CBS Television Affiliates Board.
Richard B. Hirst; director
Mr. Hirst is Senior Vice President and General Counsel of Delta Airlines. He was formerly the Executive Vice President and Chief Legal Officer of KB Home. Prior to this, Mr. Hirst was Executive Vice President and General Counsel of Burger King Corporation. He also spent more than 15 years in legal and leadership roles in the airline industry, including serving as Senior Vice President, Corporate Affairs for Northwest Airlines and Vice President,

General Counsel and Secretary at Continental Airlines. Mr. Hirst holds a BA in Government from Harvard College, as well as a JD from Harvard Law School.
Constantine “Deno” Macricostas; director
Mr. Macricostas is the Founder, Chairman, and the largest single shareholder of Photronics, Inc., the world’s largest supplier of photomasks, a key enabling technology in the semiconductor industry. Mr. Macrisostas is the Founder and Chairman of RagingWire Enterprise Solutions, Inc. (“RagingWire”). RagingWire provides highly custom and flexible IT solutions that accommodate the business needs of high-density, data-intensive enterprise companies. Mr. Macricostas has played important roles in other startup businesses: he was an early investor and board member of Nutmeg Federal Savings and Loan Association, Colonial Data Technologies Corporation and Orbit Semiconductor. He has received many awards including the Small Business Administration’s National Entrepreneurial Success Award, the High Tech Entrepreneur of the Year and the Eli Whitney Award for Excellence in Small Business Management and is listed in “Who’s Who in American Business.”
John O. Klinkenberg; Director
Mr. Klinkenberg provides consulting services in the area of internal audit and financial controls, Sarbanes-Oxley requirements and compliance, general controls reviews and accounting controls for JOK Consulting. He was the vice president of audit and security for Northwest Airlines, Inc. from 1991 to 2003 and held various other management level positions from 1973 to 1991 throughout the United States, England and Germany including Director of Finance and Administration. Mr. Klinkenberg has also served as a member of the Board of Directors of Compass 315, a member of the Audit Committee of Airline Reporting Corporation, a member of the Audit Committee of the Air Transport Association, chairman of the subcommittee of the US Government Research, Engineering and Development Advisory Committee to the U.S. Congress.
Douglas A. Lennick; Director
Mr. Lennick is the managing partner of the Lennick Aberman Group. He is legendary for his innovative approaches to developing high performance in individuals and organizations. Numerous Fortune 500 executives, most notably American Express CEO, Ken Chenault and Ameriprise Financial CEO, Jim Cracchiolo, rely on Mr. Lennick for his insights on enhancing leadership and organizational performance. Before founding the Lennick Aberman Group, Mr. Lennick was Executive Vice President — Advice and Retail Distribution for American Express Financial Advisors (AEFA). In that capacity, he led an organization of 17,000 field and corporate associates to unprecedented success. During Mr. Lennick’s prior positions, first as a district manager in Minneapolis and then manager of Saint Paul division, he helped his organizations set, and then break, national sales records.
Brian Weisenberger; Managing Director of Investment Strategy and Due Diligence
Mr. Weisenberger has been the Managing Director for CSD since 2008, a FINRA registered Investment Advisory firm focused on the distribution of income producing Alternative Investments to high net worth community. From 2005 to 2008, Mr. Weisenberger was with NFP Securities and worked as an AVP, Alternative Investments & Due Diligence. NFP Securities is a publically traded Independent Broker/Dealer. In this role Mr. Weisenberger managed both the Alternative Investment product line and was responsible for investment due diligence and review for all of NFP’s product lines. Before joining NFP Securities he served as Portfolio Manager for H.D. Vest Financial Services, an Independent Broker/Dealer, managing the firm’s fee based mutual fund portfolios since 2002. Mr. Weisenberger earned his undergraduate degree in Economics from the University of Texas at Austin. He holds his Series 24 principle license, Series 7 and 63 licenses, and is a CFA Charterholder.
Bradley J. Yerhot; Director of Real Estate
Mr. Yerhot has spent the last ten years in construction and development financing, finding ways to maximize values in a down market and preservation of Real Estate Owned. From 2007 to 2009, he was the Managing Partner of Legacy Construction Finance, LLC. From 1999 to 2007, he was Vice President and loan officer for Lakeland Construction Finance, LLC. Mr. Yerhot has extensive knowledge of every aspect of the construction and development process, and originated and managed portfolios of $150,000,000. Prior to construction and development financing, Mr. Yerhot spent five years with Wells Fargo Bank and TCF National Bank, in commercial and consumer finance. Mr. Yerhot’s responsibility with the firm will be to maintain the current real estate portfolio in the areas of entitlements and overall preservation, while looking at alternative ways to increase value.
Investment Committee
Todd A. Duckson
Mr. Duckson is a business attorney, certified public accountant and finance entrepreneur. He holds advanced degrees with academic honors in business and accounting and a juris doctorate in law. Duckson has been the founder of four community banks, a venture capital firm, a financial and tax firm and numerous other financial ventures. From 2003 to 2009 Mr. Duckson has practiced law as a capital partner at Hinshaw & Culbertson LLP, a national law firm. Prior thereto, he founded and managed Duckson-Carlson. Duckson-Carlson was named the 13th fastest growing company in Minnesota in 2001 and Mr. Duckson was named one of Minneapolis’ 40 brightest business leaders.
Timothy R. Redpath
Mr. Redpath was a co-founder of CSM, a registered investment advisor (2002), as well as CSD, a NASD licensed broker/dealer (2004). Prior to his involvement with these entities, during 2001 and 2002, Mr. Redpath served as a Senior Managing Director at Ion Capital Partners within Bear Stearns & Co., Inc., where he specialized in private banking and asset management for high net worth individuals. Mr. Redpath joined Bear Stearns from Prudential Securities Incorporated, serving as a Managing Director and Chief Administrative Officer of the Prudential Volpe Technology Group, Prudential’s technology investment banking and research group. Prior to that time he served as the Manager of the Prudential Private Client Group (San Francisco) which at that time constituted the largest private client practice in the firm. He graduated cum laude from the University of Minnesota in business and finance, and the Securities Industry Institute at the Wharton School of Business at the University of Pennsylvania.
Brian Weisenberger
Mr. Weisenberger has been the Managing Director for CSD since 2008, a FINRA registered Investment Advisory firm focused on the distribution of income producing Alternative Investments to high net worth community. From 2005 to 2008, Mr. Weisenberger was with NFP Securities and worked as an AVP, Alternative Investments & Due Diligence. NFP Securities is a publically traded Independent Broker/Dealer. In this role Mr. Weisenberger managed both the Alternative Investment product line and was responsible for investment due diligence and review for all of NFP’s product lines. Before joining NFP Securities he served as Portfolio Manager for H.D. Vest Financial Services, an Independent Broker/Dealer, managing the firm’s fee based mutual fund portfolios since 2002. Mr. Weisenberger earned his undergraduate degree in Economics from the University of Texas at Austin. He holds his Series 24 principle license, Series 7 and 63 licenses, and is a CFA Charterholder.
Christopher E. Clouser
Mr. Clouser is Chairman of the International Tennis Hall of Fame and Museum located in Newport, Rhode Island. He also serves of the Board of Directors of the Taste of the NFL, Transamerica Retirement, the Los Cabos Children’s Foundation, First Serve, Champions Cup Tennis/Mexico, Christopher Marketing Services, and the Clouser Family Foundation. Prior to his current activities, Clouser spent three years as Chairman of Griffin International Companies, and was President of the Association of Tennis Professionals, President of Burger King Brands, President and CEO of Preview Travel/Travelocity, CEO and Board member of the Minnesota Twins Major League Baseball Club, Senior Vice President of Northwest Airlines, and Corporate Vice President of Hallmark Cards, Sprint, and Bell Atlantic. Mr. Clouser is also very active in, and founded, several charitable organizations.

Scott R. Carlson
From 2003 to 2009, Mr. Carlson was a partner at Hinshaw & Culbertson LLP, a national law firm. Mr. Carlson is an experienced businessman and attorney. He will oversee, along with outside counsel, all Fund legal matters including foreclosure litigation, securities issues and documenting investments. Mr. Carlson is a member of the Minnesota State Bar Association and the Hennepin County Bar Association. He was also a former member of the Minneapolis Long-Range Improvement Committee through appointment by Minneapolis Mayors Sharon Sayles Belton and R.T. Rybak.
John Klinkenberg
Mr. Klinkenberg provides consulting services in the area of internal audit and financial controls, Sarbanes-Oxley requirements and compliance, general controls reviews and accounting controls for JOK Consulting. He was the vice president of audit and security for Northwest Airlines, Inc. from 1991 to 2003 and held various other management level positions from 1973 to 1991 throughout the United States, England and Germany including Director of Finance and Administration. Mr. Klinkenberg has also served as a member of the Board of Directors of Compass 315, a member of the Audit Committee of Airline Reporting Corporation, a member of the Audit Committee of the Air Transport Association, chairman of the subcommittee of the US Government Research, Engineering and Development Advisory Committee to the U.S. Congress.
Mark Williams
Mr. Williams is Certified Public Accountant with over twenty-five years of experience in public and private accounting. His public accounting experience includes eight years with Price Waterhouse (now PricewaterhouseCoopers) (San Jose, CA), and over the last ten years with the firm of Ruzzo, Scholl & Murphy (Campbell, CA) providing financial and consulting services to private and public companies. In addition, he operated his own accounting firm for 5 years. Mr. Williams was the Chief Financial Officer for University Technology Ventures (Pleasanton, CA) a venture capital firm from 2000 — 2002. During this time Mr. Williams was involved in the formation of the firm and the raising of $109,000,000 in venture capital. Mr. Williams earned his Bachelor of Science in Accounting from San Jose State University. Mr Williams has served as Chief Financial Officer of Company since 2006.
Code of Ethics
We have adopted a written code of ethics that applies to our directors, executive officers, and employees. Our Code of Ethics is designed to deter wrongdoing and to promote:
i.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

ii.	Full, fair, accurate, timely, and understandable disclosure in reports and documents that Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

iii.	Compliance with applicable governmental laws, rules and regulations;

iv.	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

v.	Accountability for adherence to the code.
The Board of Directors will annually review and distribute the Code of Ethics and update as appropriate to ensure the highest level of ethical standards are maintained at the Company.

Executive Compensation
During 2007 our Board of Directors adopted a Charter for the Compensation Committee which grants the Compensation Committee the authority (among other powers) to develop guidelines, review and evaluate the compensation and performance of the CEO and other senior officers, to make recommendations to the Board of Directors with respect to incentive compensation, to develop managerial succession plans, and to review and recommend changes to Director compensation levels. The Board does not delegate authority for determining executive officer or director compensation, however the Board does take guidance from the Company’s Chairman and CEO, respectively, concerning the compensation of executive officers other than themselves.
Board Committees
Board of Director Meetings
The Board of Directors of Company held three meetings in 2008. The Compensation and Nominating and Corporate Governance Committees of the Board each held one meeting, while the Audit Committee held two meetings. No Director attended less than 75% of the Board and Committee meetings on which such Director served.
Board of Director Committees
The Company has established separate nominating and corporate governance, audit, and compensation committees of the Board of Directors.
Audit and Compliance Committee
Mr. Klinkenberg is the chairman of the Audit Committee and is the designated “audit committee financial expert” and is “independent” as defined under New York Stock Exchange rules. Mr. Klinkenberg is currently recruiting other committee members.
Compensation Committee
Mr. Clouser is the chairman of the Compensation Committee. The Compensation Committee will review the compensation of the senior executives as well as the general compensation plans for all employees and directors. Mr. Clouser is currently recruiting other committee members.
Nominating and Corporate Governance Committee
Mr. Jones is chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider candidates recommended by voting security holders. The Nominating and Corporate Governance Committee does not have a formal procedure to be followed by a voting security holder who wishes to submit a candidate. Mr. Jones is currently recruiting other committee members.
Investment Committee
Mr. Duckson is the chairman of the Investment Committee. The Investment Committee is primarily responsible for approving investments and investment strategies. Mr. Duckson is currently recruiting additional committee members.
Compensation Committee Interlocks.
None.

Employee Benefit Plans
The following table provides information, as of the date hereof, with respect to its outstanding stock options. The Company has issued stock option awards under individual compensation “plans” as defined in Rule 402(a)(5)(ii) of regulations S-B of the Securities Act. Options issued under individual compensation plans and options to be issued under the Company’s Incentive Plan are and will be administered by the Compensation Committee under the supervision of the Board, which selects persons to receive awards and determines the number of options subject to each award and the terms, conditions, performance measures and other provisions of the awards. Our general policy is to grant stock options with an exercise price equal to the fair market value of a share at the date of grant.

			Weighted-average
	Number of securities to		exercise price of
	be issued upon exercise of		outstanding options,	Number of securities remaining available for future
	outstanding options		warrants and rights	issuance under equity compensation plans
Plan Category	warrants and rights		(4)	(excluding securities reflected in columns to the left)
Equity compensation plans approved by security holders (1)	—		—	4,500,000 (8)

Equity compensation plans not approved by security holders	3,691,632	(2)(3)(5)(6)(7)	$0.01625 (5)	—

(1)	The stock options shown were issued under a “plan” as defined under Item 402(a)(5)(ii) of Regulation S-B under the Securities Act and no other securities are reserved for future issuance.

(2)	Timothy R. Redpath, in connection with his former role as our Chief Executive Officer, and Michael Bozora, in connection with his former role as our President, were each granted, on January 1, 2006, non-statutory stock options entitling each to purchase 1,476,651 Common Shares at an exercise price of $0.01625 per share. On December 3, 2008, by resolutions of the Board, the remaining unvested options to purchase 984,434 Common Shares held by Messrs. Bozora and Redpath were accelerated and all options relating to their stock option grants from January 1, 2006, with respect to their service as officers, became fully vested on such date. All of the stock options expire on the tenth anniversary of the date on which they were granted.

(3)	On January 1, 2006, Messrs. Bozora and Redpath, in their capacity as the original directors of the Company, were each granted options to purchase 73,833 Common Shares (with an exercise price of $0.01625 per share). On December 3, 2008, by resolutions of the Board, the remaining unvested options to purchase 49,222 Common Shares held by Messrs. Bozora and Redpath were accelerated and all options relating to their stock option grants from January 1, 2006, with respect to their service as directors, became fully vested on such date. All of the stock options expire on the tenth anniversary of the date on which they were granted.

(4)	Represents the fair market value of the underlying shares as of the grant date of the options.

(5)	On December 3, 2008, the Board and the holders of all the outstanding Common Shares of the Company approved a stock split of 12,305.427 for 1. The numbers in the table have been adjusted for the stock split.

(6)	On June 5, 2008, the Board granted non-statutory stock options to Messrs. Ammiro, Regalia, Alfred Williams and Brosche, entitling each of them to purchase 73,833 Common Shares at an exercise price of $0.01625 per share. Options to purchase 24,611 Common Shares vested immediately on such grant date and on December 3, 2008, by resolutions of the Board, the remaining unvested options to purchase 49,222 Common Shares held Messrs. Alfred Williams and Brosche were accelerated and all options relating to their stock option grants from June 5, 2008, in connection with their service as directors, became fully vested on such date. On November 13, 2008, Messrs. Ammiro and Regalia resigned as directors and the remaining 49,222 unvested stock options held by each of them were terminated and on December 3, 2008, the Board granted non-statutory stock options to Messrs. Ammiro and Regalia entitling each to purchase 49,222 Common Shares at an exercise price of $0.01625, and all such options vested immediately. All of the stock options expire on the tenth anniversary date of the date on which they were granted.

(7)	On December 3, 2008, the Board granted non-statutory stock options to Messrs. Weild, Mark Williams and Dobson and to Ms. Jorajuria, entitling each of them to purchase 73,833 Common Shares at an exercise price of $0.01625 per share. All of the stock options vested immediately. All of the stock options expire on the tenth anniversary of the date on which they were granted.

(8)	Represents Common Shares reserved for issuance upon exercise of stock options under the Company’s Incentive Plan.

DESCRIPTION OF BONDS
The Bonds are issued from time to time under an indenture dated as of November 7, 2005 between us and U.S. Bank National Association, as trustee, the indenture (including the form of Bond as an exhibit) has been filed as an exhibit to the registration statement of which this Prospectus forms a part. You can also obtain a copy of the indenture from us. We have summarized certain parts of the indenture and the Bonds below. You should read the indenture and the note for provisions that may be important to you.
The Bonds are registered and issued without coupons in series form. Any amount of any series may be issued. There is no limit on the principal amount of Bonds of any series. We may change the interest rates of the Bonds and of any prior or subsequent series that may be offered, provided that no such change shall affect any Bond of any series issued prior to the date of change.
The Bonds are our direct obligation, but are not secured. Principal and interest are payable at our executive offices in Minneapolis, Minnesota. The Bonds are executed by us and authenticated and delivered to the purchaser by us.
The total aggregate maximum principal amount of the Bonds offered under this Prospectus is $100,000,000. A minimum initial investment of $25,000 is required.
Issuance
The Bonds are sold for an initial principal amount set by us, currently not less than $25,000, and for additional amounts not less than $5,000, dated the date of purchase and transferable only on our books. We may, in our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Bonds at any one time.
Form of Investment
Investments by Check or Wired Funds
Your Investment should be made through a registered broker-dealer or directly with the Company. Generally your investment by check will begin to accrue interest on the date that we deposit your check into our account.
Suitability Standards
The Bonds we are offering are suitable only as a long-term investment for persons of adequate financial means. We do not expect to have a public market for Bonds, which means that it may be difficult for you to sell your Bonds. You should not buy Bonds if you need to sell them immediately or if you will need to sell them quickly in the future.
We shall make every reasonable effort to determine that the purchase of Bonds is a suitable and appropriate investment for each investor based on information concerning the investor’s financial situation and investment objectives. In consideration of these factors, we have established suitability standards for initial noteholders who are in Pennsylvania, Arizona and California residents. Such standards are as follows:
❖	A net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $250,000 (or $500,000 when combined with a spouse); or

❖	A gross annual income of at least $100,000 (or $150,000 when combined with a spouse) during the prior year and a reasonable expectation of the same income in the current year.

❖	Investment in the Bonds will also be limited to no more than 10% of the purchaser’s net worth (excluding retirement plans).

Interest
The interest rate payable on any Bond is fixed at 10% per annum. Interest on a Bond is paid monthly commencing on the 15th of the month following the month of investment.
Payment or Redemption by Holders of the Bonds
We will pay off, or redeem, your Bond five years from the end of the month in which your purchase occurred.
Redemption by Us
Subject to the subordination provisions, we may call the Bonds as a whole, or individually, for redemption at any time after two years at a price equal to the principal amount plus any unpaid interest thereon at the time of redemption. Notice of such redemption will be given by mail to you not less than 30 nor more than 60 days prior to the date fixed for redemption.
Redemption if Balance Falls Below $25,000
We may, in our sole discretion, redeem any Bond in full if the principal balance of such Bond falls below $25,000 at any time for a price equal to the principal amount plus accrued interest to the date of redemption. In such event, our redemption right is automatic and no advance notice to you is required.
Priority
The Bonds have the same priority as all of our other subordinated unsecured general obligations and are subordinate to our Senior Debt. We may at any time borrow money from a lending institution on a secured or unsecured basis that would have priority over the Bonds.
Subordination
Our obligation to repay the principal and interest on the Bonds is subordinate in right of payment to all Senior Debt, as defined below. This means that if we are unable to pay our debts, when due, the Senior Debt, if any, would all be paid first before any payment of principal and interest would be made on the Bonds.
The term senior debt means all of our debt created, incurred, assumed or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Bonds. “Debt” is generally any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit, and shall include any guarantee of any such indebtedness. Senior Debt includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. Any intercompany debt that may be owed by us to any affiliate or subsidiary shall not be considered Senior Debt.
No Restrictions on Additional Debt or Business
The indenture does not restrict us from issuing additional securities or incurring additional debt including Senior Debt or other secured or unsecured obligations or the manner in which we conduct our business.
Modification of Indenture
We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Bonds that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:
❖	reduces the principal or rate of interest, or changes the demand nature or waives any payment of principal and interest on any Bond;

❖	reduces the percentage of Bond holders whose consent to a waiver or modification is required;

❖	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or

❖	waives any event of default in the payment of principal or interest on any Bond.
Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the Bonds by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Bond holders, or to comply with the requirements of the Trust Indenture Act. We will give written notice to you of any amendment or supplement to the indenture or Bonds.
Place and Method of Payment
We will pay principal and interest on the Bonds at our principal executive offices, or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to you at your address appearing in the Bond register maintained by the registrar.
Events of Default
An event of default is defined in the indenture as follows:
❖	a default in payment of principal and interest on the Bonds when presented for payment or redemption which default has not been cured for 30 days;

❖	our becoming subject to certain events of bankruptcy or insolvency; or

❖	our failure to comply with any agreements or covenants in or provisions of the Bonds or the indenture which failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least a majority in principal amount of the outstanding Bonds.
If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding Bonds may declare the principal and accrued interest on all outstanding Bonds due and payable. If such a declaration is made we are required to pay the principal and interest on all outstanding Bonds immediately, so long as any contractual obligation of the Senior Debt, if any, does not prohibit us from doing so. We are required to file annually with the trustee an officer’s certificate that certifies the absence of defaults under the terms of the indenture. We are also required to file with the trustee and the paying agent prompt notice of an event of default under the indenture and any default related to any Senior Debt.
The indenture provides that the holders of a majority of the aggregate principal amount of the Bonds at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Bonds, except a default in payment of principal and interest on the Bonds or an event of default with respect to a provision that cannot be amended without the consent of each affected holder. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Bonds, except in payments of principal and interest on the Bonds, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Bonds.
If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of Bond holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Bonds at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Bond holder to institute legal proceedings in the event of our default.
Satisfaction and Discharge of Indenture
The indenture may be discharged upon the payment of all Bonds outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with certain formal procedures set forth in the indenture.
Reports
We plan to file annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three fiscal quarters of each fiscal year with the Securities and Exchange Commission while the registration statement containing this Prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Bond holder upon written request.
Service Charges
We reserve the right to assess service charges and fees for issuing Bonds to replace lost or stolen Bonds or to transfer a Bond.
Transfer
You may not transfer any Bond until the registrar has received, among other things, appropriate endorsements and transfer documents, and any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer any Bond for a period beginning 15 days before the date notice is mailed of the redemption of such Bond and ending on the date of redemption of such Bond.
Concerning the Trustee
The indenture contains certain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires certain conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

DESCRIPTION OF EXISTING CAPITAL STOCK
General
Our authorized capital stock consists of 151,000,000 Common Shares, $0.01 par value, and 50,000 shares of Preferred Stock. Out of the 151,000,000 Common Shares authorized, 1,000,000 shares have been classified as Series A Common Stock and 150,000,000 shares have been classified by the Board as Series B Common Stock.
Common Shares
As of the original date of this Prospectus, 121,606,643 Common Shares (including options which are vested and exercisable by the Company’s directors and officers within 60 days) were issued and outstanding. Of the issued and outstanding common shares, 1,000,000 were Series A and the remainder as Series B. TF owns, on a fully diluted basis taking into consideration all stock options that have been granted as of the original date of this Prospectus, 100% of the issued and outstanding Series A Common Stock of the Company.
The holders of shares of our Series A Common Shares are entitled to seven votes per share for each Series B Common Shares voted on any matter that comes before the shareholders. Cumulative voting is not authorized. Holders of shares of our Series A or B Common Shares do not have preemptive rights to purchase securities that we may subsequently issue. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Common Shares are entitled to receive such dividends as may be declared by our Board out of funds legally available for payment of dividends. However, we do not anticipate paying dividends in the foreseeable future to holders of our Common Shares. In the event of liquidation, dissolution and winding up of affairs, the holders of our outstanding shares will be entitled to a pro rata share according to their respective interests in our assets and funds remaining after payment of our debts and other liabilities, and the liquidation preference of any outstanding Preferred Stock. All of our shares of Common Shares currently outstanding are fully paid and nonassessable.
Preferred Stock
As of the original date of this Prospectus, there were 36,642.67 preferred shares issued and outstanding. The holders of our Preferred Stock are entitled and subject to the following:
❖	Redemption. The Company shall have the right to redeem, at any time, Preferred Shares at the stated rate of $1,000.00 per share (“Stated Rate”). At a minimum, however, the Company shall make certain redemption payments based upon profitability as set forth in detail below.

❖	Cumulating Dividend. Holders of Preferred Stock shall be entitled to an annual cumulating dividend equal to $120.00 per share based on Stated Rate. Quarterly payment of the cumulating dividend, if any, shall be made pursuant to the Company’s level of profitability. To the extent such dividend is not paid in cash on a quarterly basis it shall accrue for payment at a future date but in no event shall any holder of Common Stock receive a dividend until the holders of Preferred Shares have received all cumulating dividends in arrears and such Preferred Shares are redeemed in full.

❖	Redemption and Dividend Payments. The holders of shares of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends and/or redemptions payable in cash on the first day of May, August, November and February in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, in an amount per share (rounded to the nearest cent) equal to one divided by the total number of Preferred Shares outstanding multiplied by fifty percent (50%) of the Company’s net operating after tax income, as determined by the Company, using generally accepted accounting principles consistently applied. To the extent such payment exceeds the cumulative dividend accrual, it shall be construed as a redemption payment. For example, if the dividends in arrears for one Preferred Share are $240.00 per share and the preferred shareholder receives a quarterly payment of $740.00, the Company will have effectively redeemed one-half (1/2) of a Preferred Share.

❖	Cumulating Dividend Accrual. Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

❖	Voting Rights. The holders of shares of Preferred Stock have very limited, if any, voting rights and their consent is not required to take corporate action.

❖	Payments to Holders of Preferred Stock upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to Stated Value plus accumulated but unpaid dividends. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled the holders of shares of Preferred Stock shall share ratably, based on number of Preferred Shares owned, in any distribution of the assets available for distribution.
Outstanding Stock Options and Warrants
As of the original date of this Prospectus, the Company has granted outstanding non-qualified stock options to its directors and officers to acquire 11,845,700 Series B Common Shares in the Company, of which 6,845,700 are vested and exercisable by the Company’s directors and officers within 60 days, and 5,000,000 are exercisable after the Company raises $200,000,000 in new securities. These options expire on the tenth anniversary of the date of grant with exercise prices of between $0.01 and $0.01625 per share.
We have reserved 4,500,000 shares of our Common Shares for stock awards to be made under the Incentive Plan. No option award grants have been made under the Incentive Plan as of the original date of this Prospectus.
Delaware Anti-Takeover Law
We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
❖	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

❖	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

❖	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
❖	any merger or consolidation involving the corporation and the interested stockholder;

❖	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

❖	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

❖	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

❖	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
TF has been an “interested stockholder” since September 30, 2009 and is subject to the restrictions.

PLAN OF DISTRIBUTION
We are offering up to $100,000,000 in aggregate principal amount of the Bonds. The Bonds will initially be distributed by the Company’s executive officers and directors. The Company, however, in the short term, will endeavor to secure placement agent agreements with independent broker-dealers to distribute the Bonds without an underwriter and on a continuous basis. In the long term, the Company desires to secure an underwriter.
We intend that future broker-dealers will be paid a selling commission of up to a maximum of 4% - this commission is paid by us and not by the purchaser of the Bonds (and accordingly, the commission is not a reduction in the amount invested by a purchaser of the Bonds nor a reduction of the yield on the principal of the Bonds).
In addition, we may market the offering by advertisements in print and electronic media, oral solicitations and other methods, all in compliance with applicable laws and regulations, including securities laws. We may offer the Bonds through our executive officers and directors only if they are in compliance with Rule 3a4-1 under the Securities Exchange Act of 1934 and all applicable state securities laws. Our executive officers and directors will not receive any additional cash compensation or commissions for their selling efforts.
The Bonds are not listed on any securities exchange and there is no established trading market for the Bonds.
LEGAL MATTERS
The validity of the Bonds being offered by this Prospectus will be passed upon for us by DC Law Chartered.
EXPERTS
The financial statements included in this Prospectus and in the registration statement have been audited as follows: for years ended December 31, 2007, and 2008, by L.L. Bradford & Company, LLC an independent registered public accounting firm, to the extent and for the period set forth in their report appearing in this amendment to the registration statement.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC, Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Bonds offered by this Prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our Bonds sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.
Under the Securities Exchange Act of 1934 Sections 13 and 15(d), periodic and current reports must be filed with the SEC. We electronically file the following reports with the SEC: Form 10-K (Annual Report), Form 10-Q (Quarterly Report), and Form 8-K (Current Report).
A copy of the registration statement, including the exhibits and schedules thereto, or any of the periodic reports we are required to file under the Securities and Exchange Act of 1934, may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

FINANCIAL STATEMENTS
See exhibits.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission’s registration fee.

	Amount
Registration fee under Securities Act	$11,771
Legal fees and expenses	250,000	*
Accounting fees and expenses	72,000	*
Printing expenses	40,000	*
Trustee and administrator fees	58,000	*
Miscellaneous expenses	90,000	*†

Total	$521,771

*	estimated at time of this prospectus

†	includes marketing and blue sky filing expenses
Item 14. Indemnification of Directors and Officers
The Registrant is organized under the laws of the State of Delaware and is governed by the Delaware General Corporation Law, as in effect or hereafter amended (the “DGCL”). The DGCL requires that the Registrant indemnify a director or officer as follows: “[t]o the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.”
The DGCL provides that the Registrant may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if: (i) the director or officer acted in good faith; and (ii) in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and (iii) in the case of any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.
The Registrant’s Second Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director, except to the extent provided by applicable law (i) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may limit the Registrant and its shareholders from holding a director personally liable for certain acts or omissions.
The Registrant may maintain directors and officers liability insurance, which insures against liabilities that directors or officers of the Registrant may incur in such capacities.
Item 15. Recent Sales of Unregistered Securities
Issuance of the Company’s Series A common stock and Company’s Series B common stock
On June 30, 2009, the Company and Transactional Finance, LLC, the sole member of the general partner of Capital Solutions Monthly Income Fund, L.P, entered into a Membership Interest Purchase Agreement whereby the Company acquired 100% of the membership interest in CS Fund General Partner, LLC (the general partner of the fund) in exchange for 1,000,000 shares of the Company’s Series A common stock and 36,333,993 of the Company’s

Series B common stock. Pursuant to the Second Amended and Restated Certificate of Incorporation, the Company’s Series A common stock has seven votes per share for each three shares of Series B stock, and the Company’s series B common stock has one vote per share. As a result of the Membership Interest Purchase Agreement, Transactional Finance, LLC has 70% of the voting control of the Company.
The offer and sale of the securities was made in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act of 1933, as amended. No commission was paid for the issuance of the common stock.
Issuance of the Company’s preferred stock
On June 30, 2009, the Company purchased a $40 million limited partnership interest in Capital Solutions Monthly Income Fund, L.P. by issuing 36,642.67 shares of preferred stock of True North Finance Corporation to the fund. The preferred stock issued to the fund has a 12% cumulative annual dividend, and is entitled to up to one-half of the cash net income (the other half to be held by the Company as retained earnings) of the Company for the payment of the 12% cumulative dividend and redemptions. The Company may not pay any dividend to its common stock unless and until the preferred stock has been paid its cumulative dividend and the preferred stock has been fully redeemed by the Company. The preferred stock is also callable by the Company at the price of $1,000 per share.
As a result of this purchase of a limited partnership interest in the fund and the purchase of CS Fund General Partner, LLC (the general partner of the fund), the Company controls the fund. On June 30, 2009, the general partner of the fund elected to make an in-kind distribution, to all limited partners other than the Company, of the preferred stock the fund received from the Company. Thereafter, the former limited partners of the fund will constitute 100% of the issued and outstanding preferred stock of the Company.
The offer and sale of the securities to the fund was made in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act of 1933, as amended. No commission was paid for the issuance of the preferred stock.
Issuance of the Company’s Five Year Notes
On August 1, 2009, the Company sold $200,000 of Five Year Notes — Series A to Christopher Clouser, a Director of the Company, in a single private transaction. The offer and sale of the notes was made in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act of 1933, as amended. No commission was paid for the issuance of the notes.

Item 16. Exhibits and Financial Statement Schedules.
The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description	Method of Filing

2.1	Membership Interest Purchase Agreement	Incorporated by reference to Exhibit 1.1 of the current report on Form 10-Q dated August 14, 2009.

3.1	Articles of Incorporation of CS Financing Corporation	Incorporated by reference to Exhibit 3.1 of the current report on Form S-1 dated November 16, 2005.

3.12	Bylaws of CS Financing Corporation	Incorporated by reference to Exhibit 3.12 of the current report on Form S-1 dated November 16, 2005.

3.2	Second Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 of the current report on Form 8-K dated July 1, 2009.

4.1	Form of Indenture	Incorporated by reference to Exhibit 4.1 of the current report on Form S-1 dated November 16, 2005.

4.2	Form of 5 Year Note	Incorporated by reference to Exhibit 4.2 of the current report on Form S-1 dated November 16, 2005.

5	Opinion regarding legality	Filed herewith.

10.1	Termination Agreement by and between the Company and Hennessey Financial LLC dated December 4, 2008	Incorporated by reference to Exhibit 10.1 of the current report on Form 10-K dated March 31, 2009.

10.2	Termination Agreement by and between the Company, Hennessey Financial LLC and Capital Solutions Monthly Income Fund, LP dated December 4, 2008	Incorporated by reference to Exhibit 10.2 of the current report on Form 10-K dated March 31, 2009.

10.3	Director Nonqualified Stock Option Agreement with Michael Bozora dated January 1, 2006	Incorporated by reference to Exhibit 10.3 of the current report on Form 10-K dated March 31, 2009.

10.4	Amendment to Director Nonqualified Stock Option Agreement with Michael Bozora dated December 3, 2008	Incorporated by reference to Exhibit 10.4 of the current report on Form 10-K dated March 31, 2009.

10.5	Employee Nonqualified Stock Option Agreement with Michael Bozora dated January 1, 2006	Incorporated by reference to Exhibit 10.5 of the current report on Form 10-K dated March 31, 2009.

10.6	Amendment to Employee Nonqualified Stock Option Agreement with Michael Bozora dated December 3, 2008	Incorporated by reference to Exhibit 10.6 of the current report on Form 10-K dated March 31, 2009.

10.7	Director Nonqualified Stock Option Agreement with Timothy Redpath dated January 1, 2006	Incorporated by reference to Exhibit 10.7 of the current report on Form 10-K dated March 31, 2009.

10.8	Amendment to Director Nonqualified Stock Option Agreement with Timothy Redpath dated December 3, 2008	Incorporated by reference to Exhibit 10.8 of the current report on Form 10-K dated March 31, 2009.

10.9	Employee Nonqualified Stock Option Agreement with Timothy Redpath dated January 1, 2006	Incorporated by reference to Exhibit 10.9 of the current report on Form 10-K dated March 31, 2009.

Exhibit No.	Description	Method of Filing

10.10	Amendment to Employee Nonqualified Stock Option Agreement with Timothy Redpath dated December 3, 2008	Incorporated by reference to Exhibit 10.10 of the current report on Form 10-K dated March 31, 2009.

10.11	Director Nonqualified Stock Option Agreement with Marie Jorajuria dated December 3, 2008	Incorporated by reference to Exhibit 10.11 of the current report on Form 10-K dated March 31, 2009.

10.12	Director Nonqualified Stock Option Agreement with David Weild dated December 3, 2008	Incorporated by reference to Exhibit 10.12 of the current report on Form 10-K dated March 31, 2009.

10.13	Amendment to Director Nonqualified Stock Option Agreement for Dean Mark Brosche dated December 3, 2008	Incorporated by reference to Exhibit 10.13 of the current report on Form 10-K dated March 31, 2009.

10.14	Amendment to Director Nonqualified Stock Option Agreement for Alfred Williams dated December 3, 2008	Incorporated by reference to Exhibit 10.14 of the current report on Form 10-K dated March 31, 2009.

10.15	Employee Nonqualified Stock Option Agreement with Theodore Ammiro dated December 3, 2008	Incorporated by reference to Exhibit 10.15 of the current report on Form 10-K dated March 31, 2009.

10.16	Employee Nonqualified Stock Option Agreement with Richard Dobson dated December 3, 2008	Incorporated by reference to Exhibit 10.16 of the current report on Form 10-K dated March 31, 2009.

10.17	Employee Nonqualified Stock Option Agreement with Andrew Regalia dated December 3, 2008	Incorporated by reference to Exhibit 10.17 of the current report on Form 10-K dated March 31, 2009.

10.18	Employee Nonqualified Stock Option Agreement with Mark Williams dated December 3, 2008	Incorporated by reference to Exhibit 10.18 of the current report on Form 10-K dated March 31, 2009.

10.19	CS Financing Corporation 2008 Incentive Plan	Incorporated by reference to Exhibit 10.19 of the current report on Form 10-K dated March 31, 2009.

10.20	Employment Agreement between the Company and Michael Bozora dated January 16, 2009	Incorporated by reference to Exhibit 10.20 of the current report on Form 10-K dated March 31, 2009.

10.21	Employment Agreement between the Company and Timothy Redpath dated January 16, 2009	Incorporated by reference to Exhibit 10.21 of the current report on Form 10-K dated March 31, 2009.

10.22	Professional Services Agreement between the Company and Mark Williams	Incorporated by reference to Exhibit 10.22 of the current report on Form 10-K dated March 31, 2009.

10.23	Consulting Agreement between the Company and The National Research Exchange, Inc. dated August 1, 2008	Incorporated by reference to Exhibit 10.23 of the current report on Form 10-K dated March 31, 2009.

10.24	Addendum to Employment Agreement between Company and Michael Bozora	Incorporated by reference to Exhibit 10.24 of the current report on Form 10-K dated March 31, 2009.

10.25	Addendum to Employment Agreement between Company and Timothy Redpath	Incorporated by reference to Exhibit 10.25 of the current report on Form 10-K dated March 31, 2009.

10.26	Employment Agreement with Christopher Clouser	Filed herewith.

10.27	Consulting Agreement with Real Equity Solutions, Inc.	Incorporated by reference to Exhibit 10.13 of the current report on Form 10-K dated March 31, 2009.

Exhibit No.	Description	Method of Filing

16.1	Change in Certifying Accountant	Incorporated by reference to Exhibit 16.1 of the current report on Form 10-Q dated March 11, 2007.

21	Subsidiaries of the Registrant	Filed herewith.

23.1	Consent of US Bank	Filed herewith.

23.2	Consent of L.L. Bradford & Company, LLC	Filed herewith.

23.3	Consent of DC Law Chartered	Filed herewith.

24	Power of Attorney	Filed herewith.

25	Statement of Eligibility of Trustee	Filed herewith.

99.1	Unaudited Financial Statements of True North Finance Corporation for the nine months ended September 30, 2009	Incorporated by reference to current report on Form 10-Q dated November 16, 2009.

99.2	Audited Financial Statements of CS Financing Corporation as of December 31, 2007 and December 31, 2008	Incorporated by reference to Exhibit 99.2 of the current report on Form S-1/A dated October 9, 2009.

99.3	Audited Financial Statements of CS Fund General Partner, LLC as of December 31, 2007	Incorporated by reference to Exhibit 99.3 of the current report on Form S-1/A dated October 9, 2009.

99.4	Audited Financial Statements of CS Fund General Partner, LLC as of December 31, 2008	Incorporated by reference to Exhibit 99.4 of the current report on Form S-1/A dated October 9, 2009.

Item 17. Undertakings.
The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):
A.	Each prospectus filed by the registrant pursuant to Rule 424(6)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(6) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned 11-3 registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 20, 2009.

TRUE NORTH FINANCE CORPORATION
By:	/s/ Todd A. Duckson
Todd A. Duckson
President of the Company

TRUE NORTH FINANCE CORPORATION
By:	/s/ Mark Williams
Mark Williams
Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 20, 2009.

TRUE NORTH FINANCE CORPORATION
By:	/s/ Todd A. Duckson
Todd A. Duckson
President of the Company

TRUE NORTH FINANCE CORPORATION
By:	/s/ Mark Williams
Mark Williams
Chief Financial Officer (Principal Financial and Accounting Officer)

TRUE NORTH FINANCE CORPORATION
By:	/s/ Todd A. Duckson
Todd A. Duckson
Director

TRUE NORTH FINANCE CORPORATION
By:	/s/ Christopher E. Clouser
Christopher E. Clouser
Director

TRUE NORTH FINANCE CORPORATION
By:	/s/ Timothy R. Redpath
Timothy R. Redpath
Director

TRUE NORTH FINANCE CORPORATION
By:	/s/ John O. Klinkenberg
John O. Klinkenberg
Director

TRUE NORTH FINANCE CORPORATION
By:	/s/ Philip A. Jones
Philip A. Jones
Director

TRUE NORTH FINANCE CORPORATION
By:
Mannie Jackson
Director

TRUE NORTH FINANCE CORPORATION
By:
Constantine Macricostas
Director

TRUE NORTH FINANCE CORPORATION
By:
Richard B. Hirst
Director

TRUE NORTH FINANCE CORPORATION
By:
Douglas A. Lennick
Director

Exhibit No.	Description	Method of Filing

2.1	Membership Interest Purchase Agreement	Incorporated by reference to Exhibit 1.1 of the current report on Form 10-Q dated August 14, 2009.

3.1	Articles of Incorporation of CS Financing Corporation	Incorporated by reference to Exhibit 3.1 of the current report on Form S-1 dated November 16, 2005.

3.12	Bylaws of CS Financing Corporation	Incorporated by reference to Exhibit 3.12 of the current report on Form S-1 dated November 16, 2005.

3.2	Second Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 of the current report on Form 8-K dated July 1, 2009.

4.1	Form of Indenture	Incorporated by reference to Exhibit 4.1 of the current report on Form S-1 dated November 16, 2005.

4.2	Form of 5 Year Note	Incorporated by reference to Exhibit 4.2 of the current report on Form S-1 dated November 16, 2005.

5	Opinion regarding legality	Filed herewith.

10.1	Termination Agreement by and between the Company and Hennessey Financial LLC dated December 4, 2008	Incorporated by reference to Exhibit 10.1 of the current report on Form 10-K dated March 31, 2009.

10.2	Termination Agreement by and between the Company, Hennessey Financial LLC and Capital Solutions Monthly Income Fund, LP dated December 4, 2008	Incorporated by reference to Exhibit 10.2 of the current report on Form 10-K dated March 31, 2009.

10.3	Director Nonqualified Stock Option Agreement with Michael Bozora dated January 1, 2006	Incorporated by reference to Exhibit 10.3 of the current report on Form 10-K dated March 31, 2009.

10.4	Amendment to Director Nonqualified Stock Option Agreement with Michael Bozora dated December 3, 2008	Incorporated by reference to Exhibit 10.4 of the current report on Form 10-K dated March 31, 2009.

10.5	Employee Nonqualified Stock Option Agreement with Michael Bozora dated January 1, 2006	Incorporated by reference to Exhibit 10.5 of the current report on Form 10-K dated March 31, 2009.

10.6	Amendment to Employee Nonqualified Stock Option Agreement with Michael Bozora dated December 3, 2008	Incorporated by reference to Exhibit 10.6 of the current report on Form 10-K dated March 31, 2009.

10.7	Director Nonqualified Stock Option Agreement with Timothy Redpath dated January 1, 2006	Incorporated by reference to Exhibit 10.7 of the current report on Form 10-K dated March 31, 2009.

10.8	Amendment to Director Nonqualified Stock Option Agreement with Timothy Redpath dated December 3, 2008	Incorporated by reference to Exhibit 10.8 of the current report on Form 10-K dated March 31, 2009.

10.9	Employee Nonqualified Stock Option Agreement with Timothy Redpath dated January 1, 2006	Incorporated by reference to Exhibit 10.9 of the current report on Form 10-K dated March 31, 2009.

10.10	Amendment to Employee Nonqualified Stock Option Agreement with Timothy Redpath dated December 3, 2008	Incorporated by reference to Exhibit 10.10 of the current report on Form 10-K dated March 31, 2009.

Exhibit No.	Description	Method of Filing

10.11	Director Nonqualified Stock Option Agreement with Marie Jorajuria dated December 3, 2008	Incorporated by reference to Exhibit 10.11 of the current report on Form 10-K dated March 31, 2009.

10.12	Director Nonqualified Stock Option Agreement with David Weild dated December 3, 2008	Incorporated by reference to Exhibit 10.12 of the current report on Form 10-K dated March 31, 2009.

10.13	Amendment to Director Nonqualified Stock Option Agreement for Dean Mark Brosche dated December 3, 2008	Incorporated by reference to Exhibit 10.13 of the current report on Form 10-K dated March 31, 2009.

10.14	Amendment to Director Nonqualified Stock Option Agreement for Alfred Williams dated December 3, 2008	Incorporated by reference to Exhibit 10.14 of the current report on Form 10-K dated March 31, 2009.

10.15	Employee Nonqualified Stock Option Agreement with Theodore Ammiro dated December 3, 2008	Incorporated by reference to Exhibit 10.15 of the current report on Form 10-K dated March 31, 2009.

10.16	Employee Nonqualified Stock Option Agreement with Richard Dobson dated December 3, 2008	Incorporated by reference to Exhibit 10.16 of the current report on Form 10-K dated March 31, 2009.

10.17	Employee Nonqualified Stock Option Agreement with Andrew Regalia dated December 3, 2008	Incorporated by reference to Exhibit 10.17 of the current report on Form 10-K dated March 31, 2009.

10.18	Employee Nonqualified Stock Option Agreement with Mark Williams dated December 3, 2008	Incorporated by reference to Exhibit 10.18 of the current report on Form 10-K dated March 31, 2009.

10.19	CS Financing Corporation 2008 Incentive Plan	Incorporated by reference to Exhibit 10.19 of the current report on Form 10-K dated March 31, 2009.

10.20	Employment Agreement between the Company and Michael Bozora dated January 16, 2009	Incorporated by reference to Exhibit 10.20 of the current report on Form 10-K dated March 31, 2009.

10.21	Employment Agreement between the Company and Timothy Redpath dated January 16, 2009	Incorporated by reference to Exhibit 10.21 of the current report on Form 10-K dated March 31, 2009.

10.22	Professional Services Agreement between the Company and Mark Williams	Incorporated by reference to Exhibit 10.22 of the current report on Form 10-K dated March 31, 2009.

10.23	Consulting Agreement between the Company and The National Research Exchange, Inc. dated August 1, 2008	Incorporated by reference to Exhibit 10.23 of the current report on Form 10-K dated March 31, 2009.

10.24	Addendum to Employment Agreement between Company and Michael Bozora	Incorporated by reference to Exhibit 10.24 of the current report on Form 10-K dated March 31, 2009.

10.25	Addendum to Employment Agreement between Company and Timothy Redpath	Incorporated by reference to Exhibit 10.25 of the current report on Form 10-K dated March 31, 2009.

10.26	Employment Agreement with Christopher Clouser	Filed herewith.

10.27	Consulting Agreement with Real Equity Solutions, Inc.	Incorporated by reference to Exhibit 10.13 of the current report on Form 10-K dated March 31, 2009.

16.1	Change in Certifying Accountant	Incorporated by reference to Exhibit 16.1 of the current report on Form 10-Q dated March 11, 2007.

Exhibit No.	Description	Method of Filing

21	Subsidiaries of the Registrant	Filed herewith.

23.1	Consent of US Bank	Filed herewith.

23.2	Consent of L.L. Bradford & Company, LLC	Filed herewith.

23.3	Consent of DC Law Chartered	Filed herewith.

24	Power of Attorney	Filed herewith.

25	Statement of Eligibility of Trustee	Filed herewith.

99.1	Unaudited Financial Statements of True North Finance Corporation for the nine months ended September 30, 2009	Incorporated by reference to current report on Form 10-Q dated November 16, 2009.

99.2	Audited Financial Statements of CS Financing Corporation as of December 31, 2007 and December 31, 2008	Incorporated by reference to Exhibit 99.2 of the current report on Form S-1/A dated October 9, 2009.

99.3	Audited Financial Statements of CS Fund General Partner, LLC as of December 31, 2007	Incorporated by reference to Exhibit 99.3 of the current report on Form S-1/A dated October 9, 2009.

99.4	Audited Financial Statements of CS Fund General Partner, LLC as of December 31, 2008	Incorporated by reference to Exhibit 99.4 of the current report on Form S-1/A dated October 9, 2009.